Exhibit 4.10

EXECUTION VERSION

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COSAN CAYMAN LIMITED,
as Borrower

$450,000,000
TERM LOAN AGREEMENT

Dated as of April 1, 2011

BANCO SANTANDER (BRASIL) S.A. – GRAND CAYMAN BRANCH,

BANCO BRADESCO S.A., GRAND CAYMAN BRANCH

and

MORGAN STANLEY BANK, N.A.,
as Lenders

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

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TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.
Page

SECTION 1.	DEFINITIONS	1
1.01.	Certain Defined Terms	1
1.02.	GAAP	13
1.03.	Terms Generally	13

SECTION 2.	THE COMMITMENTS	14
2.01.	Loans	14
2.02.	Borrowing	14
2.03.	Fees	14
2.04.	Changes of Commitments	15
2.05.	Several Obligations; Certain Remedies Independent	15
2.06.	Notes	15
2.07.	Use of Proceeds	15

SECTION 3.	PAYMENTS OF PRINCIPAL AND INTEREST	15
3.01.	Repayment	15
3.02.	Interest	15
3.03.	Prepayments	16

SECTION 4.	PAYMENTS, ETC.	17
4.01.	Payments	17
4.02.	Pro Rata Treatment	17
4.03.	Computations	18
4.04.	Notices	18
4.05.	Non-Receipt of Funds by the Administrative Agent	18
4.06.	Set-Off; Sharing of Payments	19

SECTION 5.	YIELD PROTECTION, ETC.	20
5.01.	Increased Costs	20
5.02.	Substitute Basis	21
5.03.	Illegality	22
5.04.	Break-Funding	22
5.05.	Taxes	22
5.06.	Mitigation Obligations; Replacement of Lenders	24

SECTION 6.	CONDITIONS PRECEDENT	25
6.01.	Conditions to Closing	25
6.02.	Additional Conditions to Borrowing	26

SECTION 7.	REPRESENTATIONS AND WARRANTIES	27
7.01.	Power and Authority	27
7.02.	Due Authorization, Etc.	27

(i)

7.03.	Governmental and Other Approvals	27
7.04.	Legal Effect	27
7.05.	No Default	28
7.06.	Ranking	28
7.07.	No Actions or Proceedings	28
7.08.	Commercial Activity; Absence of Immunity	28
7.09.	Taxes	28
7.10.	Legal Form	29
7.11.	Full Disclosure	29
7.12.	Regulation	29
7.13.	Solvency	29
7.14.	Subsidiaries	29
7.15.	Liens	30

SECTION 8.	COVENANTS OF THE BORROWER	30
8.01.	Corporate Existence, Etc.	30
8.02.	Compliance with Law	30
8.03.	Payment of Taxes and Claims	30
8.04.	Governmental Authorizations	31
8.05.	Financial Statements, Etc.	31
8.06.	Keeping of Books; Visitation Rights	32
8.07.	Ranking	32
8.08.	Transactions With Affiliates	32
8.09.	Negative Pledge	33
8.10.	Limitation on Consolidation, Merger or Transfer of Assets	35

SECTION 9.	EVENTS OF DEFAULT	36

SECTION 10.	THE ADMINISTRATIVE AGENT	38
10.01.	Appointment and Authority	38
10.02.	Rights as a Lender	38
10.03.	Duties of Administrative Agent; Exculpatory Provisions	40
10.04.	Reliance by Administrative Agent	41
10.05.	Delegation of Duties	41
10.06.	Resignation of Administrative Agent	41
10.07.	Non-Reliance on Administrative Agent or Other Lenders	42

SECTION 11.	NOTICES, COMMUNICATIONS, CONFIDENTIALITY AND TREATMENT OF INFORMATION	43
11.01.	Notices	43
11.03.	Confidentiality	44

SECTION 12.	MISCELLANEOUS	45
12.01.	No Waiver	45
12.02.	Expenses, Etc.	45
12.03.	Amendments, Etc.	47
12.04.	Successors and Assigns	47
12.05.	Survival	50
12.06.	Captions	50

(ii)

12.07.	Counterparts	50
12.08.	Governing Law; Jurisdiction, Service of Process and Venue	51
12.09.	Waiver of Jury Trial	51
12.10.	Waiver of Immunity	52
12.11.	Judgment Currency	52
12.12.	Entire Agreement	52
12.13.	Severability	53
12.14.	No Fiduciary Relationship	53
12.15.	USA PATRIOT Act	53
12.16.	No Duty	53

ANNEX 1	- Commitments

EXHIBIT A	- Form of Note
EXHIBIT B	- Form of Notice of Borrowing
EXHIBIT C	- Form of Certificate as to Authority, Incumbency and Signatures
EXHIBIT D	- Form of Cosan Guarantee Agreement
EXHIBIT E	- Form of Raizen Guarantee Agreement
EXHIBIT F-1	- Form of Opinion of Special Cayman Islands Counsel to the Obligors
EXHIBIT F-2	- Form of Opinion of Special New York Counsel to the Obligors
EXHIBIT F-3	- Form of Opinion of Special Brazilian Counsel to the Obligors
EXHIBIT G	- Form of Process Agent Acceptance
EXHIBIT H	- Form of Assignment and Assumption

(iii)

TERM LOAN AGREEMENT dated as of April 1, 2011, among COSAN CAYMAN LIMITED (the “Borrower”); each of the entities that is a signatory under the caption “LENDERS” on the signature pages hereto and each entity that becomes a “Lender” after the date hereof pursuant to Section 12.04(b) (individually, a “Lender” and, collectively, the “Lenders”); and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Borrower has requested the Lenders to make loans to the Borrower, and the Lenders are prepared to make such loans on and subject to the terms and conditions hereof.  Accordingly, the parties agree as follows:

SECTION 1.  DEFINITIONS.

1.01.  Certain Defined Terms.  As used herein, the following terms have the following respective meanings:

“Administrative Agent” has the meaning set forth in the introduction hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent at Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, 7th Floor, Brooklyn, NY  11201, USA, ABA #021-000-089, Account No. 406-99-776, Account name: Morgan Stanley Senior Funding, Inc., Reference: Cosan, Attention: Agency Team, or such other account as may be designated by the Administrative Agent to the Borrower in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Transaction” means an advance from a financial institution involving either (a) a foreign exchange contract (ACC — Adiantamento sobre Contrato de Câmbio) or (b) an export contract (ACE —Adiantamento sobre Contrato de Exportação).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of such Voting Shares, by contract or otherwise.

“Agent’s Group” has the meaning set forth in Section 10.02(b).

“Applicable Lending Office” means, for each Lender, the “Lending Office” of such Lender (or of an affiliate of such Lender) specified in the Administrative Questionnaire delivered by such Lender to the Administrative Agent or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and the Borrower as the office by which its Loan is to be made and maintained.

“Applicable Margin” means 2.15% per annum.

“Applicable Parent” means (i) prior to the Corporate Restructuring Date, Cosan and (ii) on or after the Corporate Restructuring Date, each of the Raizen Parent Entities.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.04), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent and each other Lender.

“Board of Directors” means, as the case may be, the Board of Directors (Conselho de Administração) of any Obligor or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrowing” means the borrowing by the Borrower of the Loans.

“Brazilian Corporation Law” means Brazilian Federal Law No. 6.404/76, as amended from time to time.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in São Paulo, Brazil, New York, New York, or George Town, Cayman Islands and that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” means, with respect to any Person, any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means, with respect to any Person, any and all shares of stock, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated, whether voting or non-voting), such Person’s equity including any preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority including the adoption after the date hereof of any rule or regulation promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act (enacted July 21, 2010) or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means:

(a)           the merger or consolidation of any Applicable Parent with or into another Person or the merger of another Person with or into any Applicable Parent or the merger of any Person with or into a Subsidiary of any Applicable Parent, if Capital Stock of such Applicable Parent is issued in connection therewith, or the sale of all or substantially all the assets of such Applicable Parent to another Person unless holders of a majority of the aggregate voting power of the Voting Shares of such Applicable Parent, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of aggregate voting power of the Voting Shares of the surviving Person;

(b)           any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Shares of any Applicable Parent (other than, in the case of the Raizen Parent Entities, any such “person” or “group” that is a “beneficial owner” as of the date of the Raizen Guarantee Agreement); or;

(c)           occupation of a majority of the seats (other than vacant seats) on the Board of Directors of any Applicable Parent by Persons who were neither (i) nominated by the Permitted Holders or the Board of Directors of such Applicable Parent nor (ii) appointed by directors so nominated.

Notwithstanding the foregoing, a change of control will not be deemed to occur from (i) the consummation of the Joint Venture or the Corporate Restructuring or (ii) any Option Exercise if, within 360 days after receipt of any Net Cash Proceeds from such Option Exercise, the Net Cash Proceeds are used to make Permitted Reinvestments.

“Closing Date” means the date as of which the Administrative Agent notifies the Borrower that the conditions precedent set forth in Section 6 have been satisfied or waived, which must occur on or prior to April 5, 2011.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, a Loan to the Borrower pursuant to Section 2.01 in a principal amount up to but not exceeding the amount set forth opposite the name of such Lender on Annex 1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount is increased or reduced pursuant to assignments effected in accordance with Section 12.04.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Obligor or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents.

“Corporate Restructuring” means any and all corporate restructuring acts and transactions, including, without limitation, mergers, spin-offs, capital increases, capital reductions, sales and other forms of disposition of assets and hedging transactions, in each case, in connection with the setting-up of the Joint Venture.

“Corporate Restructuring Date” means the date upon which the Joint Venture has been consummated, including, without limitation the transfer of 100% of the Equity Interests in the Borrower from Cosan to Raizen Upstream.

“Cosan” means Cosan S.A. Indústria e Comércio, a Brazilian corporation.

“Cosan 8.25% Perpetual Notes” means Cosan’s 8.25% perpetual notes issued pursuant to an Indenture dated as of February 6, 2006 among Cosan, as Issuer, the guarantors party thereto, The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee and the other agents party thereto.

“Cosan Guarantee Agreement” means the Guarantee Agreement entered into by Cosan in substantially the form of Exhibit D.

“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

“Default” means an Event of Default specified in Section 9 or an event that with the giving of notice or passing of time or both would become an Event of Default.

“Dollars” and “$” mean lawful money for the time being of the United States of America.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person); provided that the term “Eligible Assignee” shall not include any Obligor or any Affiliate or Subsidiary thereof.

“Environmental Law” means any applicable law, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of Hazardous Materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any Governmental Authority which include commitments related to environmental matters.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Eurocurrency Liabilities” has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System.

“Event of Default” has the meaning set forth in Section 9.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor under the Loan Documents, (a) Taxes imposed on or measured by its overall income (however denominated) and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located; (b) any branch profits taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such Obligor is located and  (c) Taxes imposed on it by reason of any present or former connection of it with the jurisdiction imposing such taxes, other than solely as a result of entering into or receiving payments under the Loan Documents.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it and each of the Lenders.

“Final Maturity Date” means April 5, 2013; provided that if such day is not a Business Day, the Final Maturity Date shall be the immediately preceding Business Day.

“Financial Indebtedness” of a Person means Indebtedness of the type described in clauses (a), (b) or (c) of the definition of “Indebtedness” herein (including any such Indebtedness of another that is Guaranteed by such Person or secured by a Lien on property of such Person).

“Fitch” means Fitch, Inc. and Fitch Ratings Ltd.

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means (i) with respect to the Borrower, generally accepted accounting principles in the Cayman Islands and (ii) otherwise, accounting practices prescribed by the Brazilian Corporation Law, the rules and regulations issued by the CVM and the accounting standards issued by the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil), in each case as in effect from time to time.

“Governmental Authority” means the government of the Cayman Islands or of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Agreements” means (i) from the Closing Date until the Termination Date (as defined therein), the Cosan Guarantee Agreement, and (ii) on and after the Corporate Restructuring Date, the Raizen Guarantee Agreement.

“Guarantors” means, (i) from the Closing Date until the Termination Date (as defined in the Cosan Guarantee Agreement), Cosan, and (ii) on and after the Corporate Restructuring Date, each of the Raizen Parent Entities.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, or by agreement to purchase assets, goods, securities or services, or to take-or-pay, other than agreements to purchase goods at an arm’s length price in the ordinary course of business) or (b) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss with respect thereto (in whole or in part), provided that the term “Guaranty” shall not include endorsements of instruments for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials”  means all radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes regulated pursuant to any Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates, (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in raw material prices.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal of and premium, if any, in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable or other short term obligations to suppliers payable within 180 days, in each case arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) all Hedge Obligations; (f) all obligations of the type referred to in clauses (a) through (d) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (other than obligations of other Persons that are customers or suppliers of such Person for which such Person is or becomes so responsible or liable in the ordinary course of business to (but only to) the extent that such Person does not, or is not required to, make payment in respect thereof); (g) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (h) any other obligations of such Person which are required to be, or are in such Person’s financial statements, recorded or treated as debt under GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Period” means, with respect to each Borrowing and the Loan constituting the same, period commencing on the Closing Date and ending on June 30, 2011, and thereafter each period commencing on the last day of the preceding Interest Period and ending on the date three months thereafter; provided that (a) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that would otherwise commence before and end after the Final Maturity Date shall end on the Final Maturity Date and (c) during any period while an Event of Default has occurred and is continuing, the term “Interest Period” shall mean a period of one month.

“Joint Venture” means (i) pursuant to the agreements dated as of August 25, 2010, the joint venture between Cosan and Shell and their respective subsidiaries whereby (a) Cosan has contributed its sugar and ethanol businesses, energy co-generation business, fuel distribution and retail businesses and its interest in certain ethanol logistics facilities to the Raizen Parent Entities and (b) Shell has contributed its Brazilian fuel distribution and retail businesses and its interest in certain companies involved in, among other things, the research and development of enzymes and the conversion of biomass into ethanol, and will additionally make, a cash contribution to the Raizen Parent Entities, or (ii) any similar or related transaction.

“Lenders” has the meaning set forth in the introduction hereto.

“LIBO Rate” means, for any Interest Period with respect to any Borrowing, (i) the offered rate for deposits in Dollars for a period equal to or nearest to the number of days in such Interest Period which appears on Reuters Page LIBOR01 (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period, provided that, if such rate is not available for any reason, the “LIBO Rate” shall mean, with respect to each day during the relevant Interest Period, the rate per annum determined by the Administrative Agent to be the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which Dollar deposits are offered to prime banks in the London interbank market by the Administrative Agent at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, in each case for a maturity comparable to such Interest Period and in an amount comparable to the aggregate principal amount of the Loan divided by (ii) a percentage (expressed as a decimal) equal to 100% minus the Statutory Reserve Percentage for such Interest Period, payable on each date on which interest is payable on such Loan.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

“Loan” has the meaning set forth in Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Notes and the Guarantee Agreements.

“Majority Lenders” means, at any time, Lenders holding more than 50% of the aggregate outstanding principal amount of the Loans or, if no Loans are outstanding, Lenders having more than 50% of the aggregate amount of the Commitments as most recently in effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or property of any Obligor or of any Obligor and its respective Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability of any of the Loan Documents or (d) the rights and remedies of the Lenders or the Administrative Agent under any of the Loan Documents.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means for (a) any event requiring repayment of the Loans pursuant to Section 3.03, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of actual transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and actual legal, advisory and other fees and expenses associated therewith) received from any such event and (b) with respect to any Option Exercise, the gross cash proceeds received from such Option Exercise (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of: (1) fees and expenses related to such event, including fees and expenses of counsel, accountants and investment bankers; (2) provisions for taxes as a result of such event taking into account the consolidated results of operations of the applicable Obligor and its Subsidiaries (of any); (3) payments required to be made to repay Indebtedness (other than revolving credit borrowings) outstanding at the time of such event that is secured by a Lien on the property or assets sold or conveyed; and (4) appropriate amounts to be provided as a reserve against liabilities associated with such event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such event, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Non-USD Currency” means a currency other than Dollars.

“Note” has the meaning set forth in Section 2.06.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means all amounts owing to the Lenders or the Administrative Agent by any Obligor pursuant to the terms of this Agreement or any other Loan Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Guarantors or the Borrower, whether or not allowed in such case or proceeding).

“Obligors” means, at any time, collectively, the Borrower and the Guarantors at such time.

“Option Exercise” has the meaning set forth in Section 10.10 of the Cosan Guarantee Agreement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes or similar charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, other than Other Taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent, any Lender or any other recipient of any payment made under any Loan Document is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located.

“Participant” has the meaning set forth in Section 12.04(d).

“Permitted Business” means any of the business in which Cosan or the Raizen Parent Entities, as applicable, and their respective Subsidiaries (including Raizen Upstream and Raizen Downstream) are engaged on the date hereof or of the Option Exercise, and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted Holders” means any or all of the following:

(a)           an immediate family member of Mr. Rubens Ometto Silveira Mello or any Affiliate or immediate family member thereof;

(b)           Shell or any of its Affiliates; and

(c)           any Person both the Capital Stock and the Voting Shares of which (or in the case of a trust, the beneficial interests in which) are owned 80% by Persons specified in clauses (a) or (b).

“Permitted Liens” means each of the Liens set forth in clauses (a)-(o) in Section 8.09.

“Permitted Reinvestment” has the meaning set forth in Section 10.10 of the Cosan Guarantee Agreement.

“Person” means any natural person, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Post-Default Rate” means, in the case of any principal of any Loan, a rate per annum which is equal to the sum of 2% per annum above the rate of interest otherwise applicable thereto, and in the case of any overdue interest, fees or other amounts other than principal, a rate per annum which is equal to the sum of 2% per annum plus the Applicable Margin plus the rate determined by each Lender, in its commercially reasonable discretion and notified to the Administrative Agent, to be such Lender’s cost of funding such overdue amount on an overnight basis in the London interbank market from the date of such non-payment until such amount is paid in full (as well after as before judgment).

“Process Agent” has the meaning set forth in Section 12.08(c).

“Process Agent Acceptance” means a letter from the Process Agent to the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Productive Assets” means assets (including capital stock or its substantial equivalent or other investments) that are used or usable by the Cosan or any Raizen Parent Entity, as applicable, and their respective Subsidiaries in Permitted Businesses (or in the case of capital stock or its substantial equivalent or other investments that represent direct, or indirect (via one or more holding companies), ownership or other interests held by Cosan or any Raizen Parent Entity, as applicable, or any Subsidiary in entities engaged in Permitted Businesses).

“Raizen” means the Raizen Parent Entities, which, collectively after the Corporate Restructuring Date constitute the Joint Venture.

“Raizen Downstream” means Raizen Combustíves S.A., a Brazilian corporation, previously Shell Brasil Ltda.

“Raizen Guarantee Agreement” means the Guarantee Agreement entered into by each of the Raizen Parent Entities in substantially the form of Exhibit E.

“Raizen Initial Public Rating Date” means the date on which Raizen has received an initial public rating from any of S&P, Moody’s or Fitch which is at least equal to the rating assigned by such agency to Cosan as of the date hereof.

“Raizen Parent Entity” means each of Raizen Upstream and Raizen Downstream.

“Raizen Upstream” means Raizen Energia S.A., a Brazilian corporation, previously Milimétrica Participações S.A.

“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the Applicable Parent is under publicly announced consideration for possible down grade by any of S&P, Moody's or Fitch) after the date of public notice of a Change of Control or Option Exercise, as applicable, or of the Applicable Parent’s intention or that of any Person to effect a Change of Control or Option Exercise, as applicable, the then-applicable rating of the Applicable Parent. is decreased by any of S&P, Moody's or Fitch by one or more categories (i.e., notches); provided that any such Rating Decline is in whole or in part in connection with a Change in Control or Option Exercise, as applicable, as shall be notified by the applicable Obligor to the Administrative Agent in writing.

“Register” has the meaning set forth in Section 12.04(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees,  partners, directors, officers, employees, agents, fund managers and advisors.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Shell” means Shell International Petroleum Company Limited.

“Significant Subsidiary” means any Subsidiary of (i) prior to the Raizen Initial Public Rating Date, Cosan and (ii) thereafter, any Raizen Parent Entity which at the time of determination either (a) had assets which, as of the date of such Person’s most recent quarterly consolidated balance sheet (or in the case of any Raizen Parent Entity, Raizen’s combined consolidated balance sheet), constituted at least 10% of such Person’s total assets on a consolidated (or combined consolidated, as applicable) basis as of such date, or (b) had revenues for the 12-month period ending on the date of such Person’s most recent quarterly consolidated statement of income (or in the case of any Raizen Parent Entity, Raizen’s combined consolidated balance sheet) which constituted at least 10% of such Person’s total revenues on a consolidated (or combined consolidated, as applicable) basis for such period; provided, however, that (i) Raizen Upstream and (ii) Raizen Downstream shall at all times be deemed to be Significant Subsidiaries so long as such Person owns, directly or indirectly, at least 49.0% of the Equity Interests of such entity.

“Solvent” means, with respect to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does  not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital and (e) such Person is not insolvent as defined in the bankruptcy or insolvency laws of its jurisdiction of organization.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Statutory Reserve Percentage” of any Lender for any Interest Period for any Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term comprised of the same number of days as such Interest Period.

“Subordinated Debt” means any Indebtedness of Cosan or any Raizen Parent Entity, as applicable, which is subordinated in right of payment to the Loans or any Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” of any Person means any corporation or other entity more than 50% of the Voting Shares in which is owned or controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person.

“Substitute Basis” has the meaning set forth in Section 5.02.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by the Cayman Islands or Brazil or any political subdivision thereof, including any interest, additions to Tax or penalties applicable thereto.

“Total Consolidated Assets” means the total amount of consolidated (or combined consolidated, as applicable) assets of Cosan or Raizen, as applicable and their respective Subsidiaries (including Cosan’s proportionate equity interest in Raizen Upstream and Raizen Downstream and their respective subsidiaries) prepared in accordance with GAAP.

“Voting Shares” means, with respect to any Person, any class or classes of Capital Stock or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

1.02.  GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or otherwise modified from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including” and (h) references to days, months, quarters and years refer to calendar days, months, quarters and years, respectively.

SECTION 2.  THE COMMITMENTS.

2.01.  Loans.  Each Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make a term loan to the Borrower (each, a “Loan”) on the Closing Date in Dollars in a principal amount up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding $450,000,000.  Amounts repaid or prepaid with respect to the Loans may not be reborrowed.

2.02.  Borrowing.  The Borrower shall give the Administrative Agent and each Lender notice of the Borrowing in substantially the form of Exhibit B (the “Notice of Borrowing”).  Not later than 11:00 a.m. New York time on the Closing Date, each Lender shall make available the amount of its Loan to the Administrative Agent, at the Administrative Agent’s Account, in immediately available funds, for the account of the Borrower.  The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be remitted by the Administrative Agent in such manner as may be agreed by the Administrative Agent and the Borrower.

2.03.  Fees.  The Borrower agrees to pay the Administrative Agent such fees, if any, at such time or times as agreed separately.

2.04.  Changes of Commitments.

(a)      The aggregate amount of the Commitments shall be automatically reduced to zero on the earlier of (x) the close of business New York time on the Closing Date and (y) on April 5, 2011.

(b)      The Commitments once terminated or reduced may not be reinstated.

2.05.  Several Obligations; Certain Remedies Independent.  The failure of any Lender to make its Loan shall not relieve any other Lender of its obligation to make its Loan, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender, and (except as otherwise provided in Section 4.05) no Lender shall have any obligation to the Administrative Agent or any other Lender for the failure by such Lender to make the Loan required to be made by such Lender.

2.06.  Notes.  Unless any Lender otherwise notifies the Borrower that it does not require a Note, the Loan by each Lender shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A (each, a “Note”), dated the Closing Date, payable to the order of such Lender in an amount equal to the principal amount of such Loan.

2.07.  Use of Proceeds.  The Borrower shall apply the proceeds of the Loans solely to make an intercompany loan to Cosan for the purpose of redeeming the Cosan 8.25% Perpetual Notes.

SECTION 3.  PAYMENTS OF PRINCIPAL AND INTEREST.

3.01.  Repayment.  Subject to Section 3.03, the Borrower agrees to repay to the Administrative Agent for the account of the Lenders the full principal amount of the Loans on the Final Maturity Date.

3.02.  Interest.

(a)     Interest Generally.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loan of such Lender for the period from the Closing Date until the date such Loan shall be paid in full at a rate per annum equal to the Applicable Margin plus the LIBO Rate for each Interest Period with respect to the Loans.

(b)     Default Interest.  Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders interest at the Post-Default Rate on (i) the outstanding principal amount of the Loans and (ii) any interest, fee or other amount (other than principal) then due and payable.

(c)     Interest Payment Dates.  Accrued interest on each Loan shall be payable on the last day of each Interest Period and upon the payment or prepayment thereof (on the principal amount so paid or prepaid); provided that interest payable at the Post-Default Rate shall be payable from time to time on demand.

(d)     Interest Determinations.  Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders and to the Borrower.  Each determination by the Administrative Agent and each Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.03.  Prepayments.

(a)     Optional Prepayments.  The Borrower shall have the right to prepay the Loans in whole or in part at any time or from time to time, without penalty or premium, provided that (i) the Borrower shall give the Administrative Agent and each Lender notice of each prepayment as provided in Section 4.04 (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder) and (ii) each partial prepayment shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)     Mandatory Prepayments.  (i) On each date on or after Closing Date upon which any Applicable Parent or any of its Subsidiaries receives any cash proceeds from any U.S. Dollar denominated bond offering in the international capital markets, an amount equal to 100% of the Net Cash Proceeds of such offering shall be applied on the next Business Day as a mandatory repayment of the Loan.

(ii)      In the event that the redemption, repurchase or defeasance in full of the Cosan 8.25% Perpetual Notes has not occurred on or prior to May 15, 2011, the Borrower shall repay the Loans in full on such date.

(iii)     In the event, at any time, that neither the Cosan Guarantee Agreement nor the Raizen Guarantee Agreement is in full force and effect, the Borrower shall repay the Loans in full on such date.

(iv)     In the event that the Borrower fails, at any time to be a direct or indirect Subsidiary of (x) prior to the Corporate Restructuring Date, Cosan or (y) from and after the Corporate Restructuring Date, Raizen , the Borrower shall repay the Loans in full on such date.

(c)      Applications; Other Amounts.  All prepayments under this Section 3.03 shall be accompanied by interest accrued on the amount prepaid and all amounts (if any) payable under Section 5.04 as a result of such prepayment.

SECTION 4.  PAYMENTS, ETC.

4.01.  Payments.

(a)     Payments Generally.  Each payment of principal, interest and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent’s Account not later than 3:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)     Payments by Administrative Agent to Lenders.  Each payment received by the Administrative Agent under this Agreement for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in the same funds as received, for account of such Lender’s Applicable Lending Office.

(c)      Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due and payable hereunder, such funds shall be applied (i) first, to pay any amounts then due and payable to the Administrative Agent in its capacity as such, (ii) then, to pay interest then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due and payable to such parties, (iii) then, to pay fees then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due and payable to such parties, (iv) then, to pay principal then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due and payable to such parties, and (v) then, to pay other amounts then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of such other amounts then due and payable to such parties.

(d)     Non-Business Days.  If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.02.  Pro Rata Treatment.  Except to the extent otherwise expressly provided herein, (a) the Loans shall be made, and any reduction of Commitments shall be made, pro rata according to the respective amounts of the Commitments; (b) each payment or prepayment of principal of the Loans shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (c) each payment of interest on the Loans and fees hereunder shall be made for account of the Lenders pro rata in accordance with the respective amounts of interest on the Loans or fees hereunder, as applicable, then due and payable to them.

4.03.  Computations.  Interest on the Loans and fees hereunder shall be computed on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable.

4.04.  Notices.  The Notice of Borrowing and each notice of optional prepayment shall be effective only if received by the Administrative Agent and each Lender not later than 11:00 a.m. New York time on the Business Day prior to the Closing Date or three Business Days prior to the date of prepayment, as the case may be.  The Notice of Borrowing shall specify the amount to be borrowed and the Closing Date, and each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.

4.05.  Non-Receipt of Funds by the Administrative Agent.

(a)     Funding By Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from the date such amount is made available to the Borrower until the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, a rate per annum equal to the sum of (x) the Federal Funds Rate plus (y) the Applicable Margin minus (z) 1.0% per annum.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)     Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from the date such amount is distributed to it until the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.06.  Set-Off; Sharing of Payments.

(a)      Set-Off Generally.  Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and any and all other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its Affiliates under this Section 4.06(a) are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliates may have.

(b)      Sharing Among Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment with respect to any principal of or interest on its Loan or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the amount of its Loan and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent and each other Lender of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(x)       if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(y)       the provisions of this subsection shall not be construed to apply to (I) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (II) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to an assignee or Participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this subsection shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c)        Exercise of Rights Not Required.  Nothing contained herein shall require any Lender to exercise any such right set forth in Section 4.06(a) or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

SECTION 5.  YIELD PROTECTION, ETC.

5.01.  Increased Costs.

(a)     Increased Costs Generally.  If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (other than any change by way of imposition or increase of reserve requirements included in the Statutory Reserve Percentage or regarding capital requirements referred to in clause (b)); or

(ii)     impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan of such Lender  other than any such cost or expense that is an Excluded Tax or Tax actually paid by the Borrower pursuant to Section 5.05;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its Loan or of maintaining its Commitment, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loan of such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the

Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)      Certificates for Reimbursement.  A certificate of any Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay to such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

5.02.  Substitute Basis.  If, on or prior to the first day of any Interest Period (an “Affected Interest Period”):

(a)     the Administrative Agent determines that, by reason of circumstances affecting the London interbank Eurodollar market, the “LIBO Rate” cannot be determined pursuant to the definition thereof, or

(b)     the Majority Lenders determine and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “LIBO Rate” in Section 1.01 upon the basis of which the rate of interest for Loans for such Affected Interest Period is to be determined will not be adequate to cover the cost to such Lenders of making or maintaining their Loans for such Affected Interest Period, the Administrative Agent shall give notice thereof (a “Rate Determination Notice”) to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given, during the thirty-day period following such Rate Determination Notice (the “Negotiation Period”) the Administrative Agent and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis (having the written approval of the Majority Lenders) for the Loans which shall reflect the cost to the Lenders of funding their Loans from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of the LIBO Rate to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such Rate Determination Notice have ceased to apply.  If a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Loans pursuant to Section 3.03; provided, however, that if the Borrower does not elect so to prepay, each Lender shall determine, in its commercially reasonable discretion (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent and each other Lender setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to such Lender of funding its Loan for the Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such Rate Determination Notice have ceased to apply, and such rate basis shall be binding upon the Borrower, absent manifest error, and such Lender and shall apply in lieu of the LIBO Rate for the relevant Interest Period.

5.03.  Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent and each other Lender that any Change in Law makes it unlawful for such Lender or its Applicable Lending Office to perform its obligations hereunder to make its Loan or to fund or otherwise maintain its Loan hereunder, (a) the obligation of such Lender to make its Loan shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (b) if such Change in Law shall so mandate, such Lender’s Loan shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Change in Law.

5.04.  Break-Funding.  The Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts (if any) as shall be sufficient to compensate it for any loss, cost or expense that such Lender determines is attributable to:

(a)      any prepayment of its Loan for any reason on a date other than the last day of an Interest Period; or

(b)      the failure by the Borrower for any reason (other than the failure of any Lender to make its Loan in the event that the conditions precedent specified in Section 6 have been satisfied) to make the Borrowing on the date specified in the Notice of Borrowing given pursuant to Section 2.02, or to prepay any Loan in accordance with a notice of prepayment under Section 3.03.

Each Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section 5.04, which certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

5.05.  Taxes.

(a)      Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or

Other Taxes (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)      Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes that arise from any payment made by it under, or otherwise with respect to, any Loan Document to the relevant Governmental Authority in accordance with applicable law.

(c)       Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within thirty days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) attributable to the Borrower under any Loan Document and paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided, however, that the Borrower shall not be obligated to make payment to the Administrative Agent or any Lender pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes, if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender.  After the Administrative Agent or any Lender learns of the imposition of Indemnified Taxes or Other Taxes, the Administrative Agent or such Lender will promptly notify the Borrower of its Obligations hereunder; provided that the Borrower shall only be required to indemnify the Administrative Agent or such Lender for any interest and penalties imposed in respect of such Indemnified Taxes and Other Taxes pursuant to this Section 5.05(c) so long as such interest and penalties have accrued on or after the day which is 120 days prior to the date on which the Administrative Agent or such Lender first made demand therefor; provided, further, that, other than as specifically set forth herein, in no event shall any failure or delay on the part of the Administrative Agent or any Lender to provide prompt notice of the imposition of any Indemnified Taxes or Other Taxes pursuant to this sentence affect the Borrower’s Obligations under this Section.

(d)      Evidence of Payments.  As soon as practicable but in no event later than 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent and each Lender  the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to the relevant Lender(s).  If no Taxes are payable with respect to any payment hereunder, upon the request of the Administrative Agent or any Lender the Borrower will furnish to the Administrative Agent and each Lender  a statement to such effect with respect to each jurisdiction designated by the Administrative Agent or such Lender.

(e)      Refunds.  If the Administrative Agent or any Lender shall determine in its sole discretion that it has actually received a refund in respect of Indemnified Taxes or Other

Taxes as to which it has been indemnified by the Borrower pursuant to this Section, or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall promptly notify the Borrower of such refund and shall within thirty days from the date of receipt of such refund pay over the amount that the Administrative Agent or such Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, of such refund (including any interest paid or credited with respect to such refund) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender; provided, however, that the Borrower, upon the request of such Lender agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to such Lender in the event such Lender is required to repay such refund.  Nothing in this Section 5.05(e) shall require any Lender disclose any confidential information to the Borrower (including, without limitation, its tax returns).

(f)      Information. Each Lender shall, at the request of the Borrower, use reasonable efforts  (subject to overall policy considerations of such Lender) to comply timely with any certification, identification, information, documentation or other reporting requirements if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Indemnified Taxes or Other Taxes for which the Borrower is required to pay any additional amounts payable to or for the account of such Lender pursuant to this Section 5; provided, however, that nothing in this Section 5.05(f) shall require a Lender to disclose confidential information (including, without limitation, its tax returns or calculations).

5.06.  Mitigation Obligations; Replacement of Lenders

(a)      Designation of a Different Applicable Lending Office.  If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.05, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or 5.05, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower agrees to pay all reasonable costs and expenses incurred by each Lender in connection with any such designation or assignment.

(b)      Replacement of Lenders.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.05, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04), all of its interests, rights and obligations under this Agreement and the Notes to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)        the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.04;

(ii)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Note (including any amounts under Section 5.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)      in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.05, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)      such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 6.  CONDITIONS PRECEDENT.

6.01.  Conditions to Closing.  The Lenders’ obligations under Section 2.01 shall be subject to the conditions precedent that (a) since March 31, 2010, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect, and (b) the Administrative Agent and each Lender shall have received the following documents, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and each Lender:

(i)      Agreement.  This Agreement, duly executed and delivered by the Borrower and each of the other parties hereto.

(ii)     Cosan Guarantee Agreement.  The Cosan Guarantee Agreement, duly executed and delivered by the Guarantors.

(iii)    Corporate Documents.  Certified copies of the constitutive documents of each Obligor and of resolutions of the Board of Directors of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party.

(iv)    Incumbency Certificate.  A certificate of each Obligor in substantially the form of Exhibit C as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents or will execute any other documents in connection herewith on behalf of the Obligors.

(v)     Good Standing Certificate.  Good standing certificates in the jurisdiction of organization and bring down telegrams or facsimiles, if any, for the Borrower, in each case certified by proper Governmental Authorities.

(vi)    Opinions of Counsel.

(A)           An opinion, dated the Closing Date, of Maples & Calder, special Cayman Islands counsel to the Obligors, in substantially the form of Exhibit F-1.

(B)           An opinion, dated the Closing Date, of Davis Polk & Wardwell LLP, special New York counsel to the Obligors, in substantially the form of Exhibit F-2.

(C)           An opinion, dated the Closing Date, of Barbosa Mussnich & Aragão Advogados, special Brazilian counsel to the Obligors, in substantially the form of Exhibit F-3.

(vii)    Process Agent Acceptance.  A Process Agent Acceptance with respect to each Obligor, duly executed and delivered by the Process Agent.

(viii)   Other Documents.  Such other documents relating hereto as the Administrative Agent or any Lender shall reasonably request at least one Business Day prior to such date.

6.02.  Additional Conditions to Borrowing.  The obligation of each Lender to make its Loan is also subject to further conditions precedent that the Administrative Agent or the applicable Lenders shall have received the Notes in accordance with Section 2.06 and that both immediately prior to the making of such Loan and after giving effect thereto and to the intended use of proceeds thereof:

(a)      no Default shall have occurred and be continuing; and

(b)      the representations and warranties made by the Obligors in each of the Loan Documents shall be true in all material respects on and as of the Closing Date and immediately after giving effect to the application of the proceeds of the Borrowing with the same force and effect as if made on and as of such date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date).

The giving of the Notice of Borrowing shall constitute a certification by the Borrower to the effect that the conditions set forth in this Section 6.02 have been fulfilled as of the Closing Date.

SECTION 7.  REPRESENTATIONS AND WARRANTIES.  The Borrower represents and warrants to the Administrative Agent and the Lenders that:

7.01.  Power and Authority.  The Borrower  (a) is a company duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its property and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, (d) is in material compliance with (i) all applicable laws and regulations and (ii) all material agreements binding on or affecting it or any of its property, except in such instances in which the necessity of compliance therewith is being contested in good faith by appropriate proceedings and for which adequate reserves have been made if required in accordance with GAAP and (e) has good title to all its assets, free and clear of any Liens or adverse claims except Permitted Liens.  The Borrower has full power, authority and legal right to make and perform each of the Loan Documents and to borrow the Loan hereunder.

7.02.  Due Authorization, Etc.  The making and performance by the Borrower of the Loan Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by the Borrower have been duly authorized by all necessary corporate action, and do not and will not contravene (a) the constitutive documents of the Borrower, (b) any applicable law or regulation, (c) any judgment, award, injunction or similar legal restriction or (d) any material agreement or instrument binding on or affecting the Borrower or any of its property, and do not and will not result in the imposition of any Lien on any property of the Borrower except Permitted Liens.

7.03.  Governmental and Other Approvals.  No license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including any foreign exchange approval), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by the Borrower of the Loan Documents or for the legality, validity or enforceability thereof against the Borrower.

7.04.  Legal Effect.  This Agreement and each other Loan Document to which it is a party has been duly executed and delivered by the Borrower and shall be, when duly executed and delivered by the Borrower, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of each such Loan Document is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

7.05.  No Default.  No Default has occurred and is continuing.

7.06.  Ranking.  The payment obligations of the Borrower hereunder and under the other Loan Documents are and will at all times be unsubordinated general obligations of the Borrower, and rank and will at all times rank at least pari passu with all other present and future unsubordinated Indebtedness of the Borrower.

7.07.  No Actions or Proceedings.

(a)     Litigation.  There is no litigation, investigation or proceeding pending or, to the best of the Borrower’s knowledge, threatened by or before any Governmental Authority or arbitrator that (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

(b)     Environmental Matters.  The operations and property of the Borrower comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

7.08.  Commercial Activity; Absence of Immunity.  The Borrower is subject to civil and commercial law with respect to its obligations under the Loan Documents, and the making and performance of the Loan Documents by the Borrower constitute private and commercial acts rather than public or governmental acts.  The Borrower is not entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, set-off or proceeding, or the service of process in connection therewith, arising under the Loan Documents.

7.09.  Taxes.  There is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by the Cayman Islands (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) either (a) on or by virtue of the execution or delivery of the Loan Documents or (b) on any payment to be made by the Borrower pursuant to the Loan Documents, other than any such tax, levy, assessment, impost, deduction, charge or withholding imposed on any Person as a result of such Person being organized under the laws of the Cayman Islands or by virtue of its having a permanent establishment in the Cayman Islands to which income under this Agreement and the Note is attributable or its Applicable Lending Office being located in the Cayman Islands.  The Borrower has filed all tax returns required to be filed and paid all taxes shown to be due thereon except such as are being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required in accordance with GAAP.

7.10.  Legal Form.  Subject to the more particular opinions and statements set forth in the opinion of Maples and Calder delivered to the Administrative Agent and each Lender in accordance with Section 6.01(vi)(A), this Agreement is in proper legal form under the laws of the Cayman Islands for the enforcement thereof against the Borrower under such law, and if this Agreement were stated to be governed by such law, it would constitute a legal, valid and binding obligation of the Borrower under such law, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).  All formalities required in the Cayman Islands for the validity and enforceability of each of the Loan Documents have been accomplished, and no Indemnified Taxes or Other Taxes are required to be paid and no notarization is required, for the validity and enforceability thereof.

7.11.  Full Disclosure.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  All information furnished after the date hereof by the Borrower to the Lenders in connection with this Agreement and the transactions contemplated hereby will be true and complete in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

7.12.  Regulation.

(a)     Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is required to register as an “investment company” under the Investment Company Act of 1940.

(b)     Margin Stock.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U, and no part of the proceeds of the Loans will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any such “margin stock”.

7.13.  Solvency.  The Borrower is, and immediately after the making of the Loans will be, Solvent.

7.14.  Subsidiaries.  The Borrower has no Subsidiaries.

7.15.  Liens.  The Borrower has no Financial Indebtedness other than Financial Indebtedness incurred in connection with the consummation of the Corporate Restructuring and no Liens granted with respect to its property and outstanding as of the date hereof other than Permitted Liens.

SECTION 8.  COVENANTS OF THE BORROWER.  The Borrower covenants and agrees with the Lenders and the Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder and under the other Loan Documents:

8.01.  Corporate Existence, Etc.  The Borrower will, and will cause each of its Subsidiaries to, (i) maintain in effect its corporate existence and all registrations necessary therefore; provided that these restrictions shall not prohibit any transactions permitted by Section 8.10; (ii) take all reasonable actions to maintain all rights, privileges, titles to property, franchises and the like necessary in the normal conduct of its business, activities or operations; and (iii) maintain or cause to be maintained in good repair, working order and condition (normal wear and tear excepted) all properties used in their business; provided, however, that the Borrower shall not be prevented from discontinuing those operations or suspending the maintenance of those properties (including through the sale thereof) which, in the reasonable judgment of the Borrower are no longer necessary in the conduct of the Borrower’s business; and provided, further, that such discontinuation of operations or suspension of maintenance shall not be materially disadvantageous to the Lenders.

8.02.  Compliance with Law.  The Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws) of Governmental Authorities and all agreements binding on or affecting the Borrower or any of its properties, except where (i) the necessity of compliance therewith is being contested in good faith by appropriate proceedings and for which adequate reserves have been made if required in accordance with GAAP and (ii) such failure to comply could not reasonably be expected to result in a Material Adverse Effect, (b) timely file all required tax returns and pay and discharge at or before maturity all of its material obligations (including tax liabilities, except where the same are contested in good faith and by appropriate proceedings and against which adequate reserves are being maintained to the extent required by GAAP and where the failure to pay or discharge such obligations or liabilities would not result in a Material Adverse Effect) and (c) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) maintain all of its property used or useful in its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain insurance with respect to its property and businesses against loss and damage of the kinds and in the amounts customary in the industry in which the Borrower operates.

8.03.  Payment of Taxes and Claims.  The Borrower shall, and shall cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its property in respect of any of its franchises, businesses, income or profits before any penalty or interest accrues thereon, and pay all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon its property; provided, however, that any such payment shall not be required unless the failure to make such payment would have a material adverse effect upon the financial condition of the Borrower and its Subsidiaries considered as one enterprise or a material adverse effect on the performance of the Borrower’s obligations hereunder; and provided, further, that no such charge or claim need be paid while it is being contested in good faith by appropriate proceedings and if appropriate reserves or other provisions shall have been made therefor.

8.04.  Governmental Authorizations.  The Borrower will, and will cause each of its Subsidiaries to, promptly from time to time obtain and maintain in full force and effect all licenses, consents, authorizations and approvals of, and make all filings and registrations with, any Governmental Authority necessary under the laws of the Cayman Islands for the making and performance by it of this Agreement and the other Loan Documents except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.05.  Financial Statements, Etc.  The Borrower will provide the following reports and other information to the Administrative Agent for distribution to the Lenders:

(a) an English language version or summary of (i) prior to the Corporate Restructuring Date, Cosan’s annual audited consolidated financial statements or (ii) after the Corporate Restructuring Date, annual audited financial statements for Raizen on a combined consolidated basis, in each case, prepared in accordance with GAAP promptly upon such financial statements becoming available but not later than 120 days after the close of its applicable fiscal year;

(b) an English language version or summary of (i) prior to the Corporate Restructuring Date, Cosan’s unaudited quarterly financial statements or (ii) after the Corporate Restructuring Date, unaudited quarterly financial statements for Raizen on a combined consolidated basis, in each case, prepared in accordance with GAAP promptly upon such financial statements becoming available but not later than 60 days after the close of each applicable fiscal quarter (other than the last fiscal quarter of its applicable fiscal year);

(c) simultaneously with the delivery of the financial statements referred to in clause (a) above, an officers’ certificate stating whether a Default or Event of Default exists on the date of such certificate and, if a Default or Event of Default exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.  As soon as practicable and in any event within 30 calendar days after any director or executive officer of the Borrower becomes aware of the existence of a Default or Event of Default, the Borrower shall provide the Administrative Agent with an officer’s certificate setting forth the details thereof and the action which it is taking or proposes to take with respect thereto;

(d) Litigation and Material Adverse Effect.  Promptly, and in any event within 30 calendar days after any officer of the Borrower or any of its Subsidiaries obtains actual knowledge thereof, notice of (i) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Loan Document, or (ii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(e) Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Delivery of the above reports to the Administrative Agent and the Lenders is for informational purposes only and the Administrative Agent’s and the Lenders’ receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the compliance of the Borrower with any the covenants in this Agreement.  If any Applicable Parent makes available the reports described in clauses (a) and (b) on its website and the Borrower notifies the Administrative Agent and each Lender thereof, the Borrower will be deemed to have satisfied the reporting requirement set forth in such applicable clause.

8.06.  Keeping of Books; Visitation Rights.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and such Subsidiary in accordance with GAAP and (b) permit representatives of any Lender or the Administrative Agent, during normal business hours, at their own cost and expense (provided that, if an Event of Default has occurred and is continuing the Borrower shall indemnify each Lender and the Administrative Agent for such costs and expenses) and following reasonable prior notice (provided that, if an Event of Default has occurred and is continuing, no such notice shall be required), to examine, copy and make extracts from its books and records, to inspect its property, and to discuss its business and affairs with its officers and accountants.

8.07.  Ranking.  The Borrower will promptly take all actions as may be necessary to ensure that the payment obligations of the Borrower under this Agreement and the Notes will at all times constitute unsubordinated general obligations of the Borrower ranking at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower.

8.08.  Transactions With Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Borrower or such Subsidiary, other than themselves or any such Subsidiaries, (an “Affiliate Transaction”) unless the terms of such Affiliate Transaction are no less favorable to the Borrower or such Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s length dealings with a person who is not an Affiliate.

8.09.  Negative Pledge.  The Borrower will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it, securing any obligation unless contemporaneously therewith effective provision is made to secure the Loans equally and ratably with such obligation for so long as such obligation is so secured.  The preceding sentence will not require the Borrower to equally and ratably secure the Loans if the Lien consists of the following:

(a)      any Lien existing on the date of this Agreement, and any extension, renewal or replacement thereof or of any Lien in clause (b), (c) or (d) below; provided, however, that the total amount of Indebtedness so secured is not increased;

(b)      any Lien on any property or assets (including Capital Stock of any Person) securing Indebtedness incurred solely for purposes of financing the acquisition, construction or improvement of such property or assets after the date of this Agreement; provided that (i) the aggregate principal amount of Indebtedness secured by the Liens will not exceed (but may be less than) the cost (i.e., purchase price) of the property or assets so acquired, constructed or improved and (ii) the Lien is incurred before, or within 365 days after the completion of, such acquisition, construction or improvement and does not encumber any other property or assets of the Borrower; and provided, further, that to the extent that the property or asset acquired is Capital Stock, the Lien also may encumber other property or assets of the Person so acquired;

(c)       any Lien securing Indebtedness for the purpose of financing all or part of the cost of the acquisition, construction or development of a project; provided that the Liens in respect of such Indebtedness are limited to assets (including Capital Stock of the project entity) and/or revenues of such project; and provided, further, that the Lien is incurred before, or within 365 days after the completion of, that acquisition, construction or development and does not apply to any other property or assets of the Borrower;

(d)       any Lien existing on any property or assets of any Person before that Person’s acquisition (in whole or in part) by, merger into or consolidation with the Borrower after the date of this Agreement; provided that the Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation;

(e)        any Lien imposed by law that was incurred in the ordinary course of business, including, without limitation, carriers’, warehousemen’s and mechanics’ liens and other similar encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(f)         any pledge or deposit made in connection with workers’ compensation, unemployment insurance or other similar social security legislation, any deposit to secure appeal bonds in proceedings being contested in good faith to which the Borrower is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or any of its Subsidiaries is a party or deposits for the payment of rent, in each case made in the ordinary course of business;

(g)        any Lien in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of the Borrower in the ordinary course of business;

(h)        any Lien securing taxes, assessments and other governmental charges, the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which such reserves or other appropriate provisions, if any, have been established as required by GAAP;

(i)          minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or assets or minor imperfections in title that do not materially impair the value or use of the property or assets affected thereby, and any leases and subleases of real property that do not interfere with the ordinary conduct of the business of the Borrower, and which are made on customary and usual terms applicable to similar properties;

(j)          any rights of set-off of any Person with respect to any deposit account of the Borrower arising in the ordinary course of business;

(k)         any Liens granted to secure borrowings from, directly or indirectly, (a) Banco Nacional de Desenvolvimento Econômico e Social–BNDES, or any other Brazilian governmental development bank or credit agency or (b) any international or multilateral development bank, government-sponsored agency, export-import bank or official export-import credit insurer;

(l)          any Liens on the inventory or receivables of the Borrower or any of its Subsidiaries securing the obligations of such Person under any lines of credit or working capital facility or in connection with any structured export or import financing or other trade transaction; provided that the aggregate principal amount of Indebtedness incurred by the Borrower, any Applicable Parent or any of their respective Subsidiaries that is secured by receivables that will fall due in any calendar year shall not exceed (a) with respect to transactions secured by receivables from export sales, 80% of (i) if the Applicable Parent is Cosan, Cosan’s consolidated or (ii) if the Applicable Parent is a Raizen Parent Entity, Raizen’s combined consolidated gross revenues from export sales for the immediately preceding calendar year; or (b) with respect to transactions secured by receivables from domestic (Brazilian) sales, 80% of (i) if the Applicable Parent is Cosan, Cosan’s consolidated or (ii) if the Applicable Parent is a Raizen Parent Entity, Raizen’s combined consolidated gross revenues from sales within Brazil for the immediately preceding calendar year; and provided, further, that Advance Transactions will not be deemed transactions secured by receivables for purpose of the above calculation;

(m)        any Lien securing Hedge Agreements so long as such Hedge Agreements are entered into for bona fide, non-speculative purposes;

(n)         any Lien securing obligations under the documentation governing the establishment and operation of the Joint Venture pursuant to which Cosan will pledge, among others, certain dividends, interest on capital and shares to Shell or its Affiliates; and

(o)         in addition to the foregoing Liens set forth in clauses (a) through (n) above, Liens securing Indebtedness of the Borrower or any Subsidiary (including, without limitation, guarantees of the Borrower or any of its Subsidiaries) which in aggregate principal amount, at any time of determination, do not exceed the greater of $200,000,000 and 15% of (i) if the Applicable Parent is Cosan, Cosan’s or (ii) if the Applicable Parent is a Raizen Parent Entity, Raizen’s Total Consolidated Assets; provided, that, after the consummation of the Joint Venture and during the period the assets of Raizen Upstream and Raizen Downstream are permitted to be consolidated in the calculation of Total Consolidated Assets in a manner substantially consistent (as adjusted to reflect the then current equity ownership in such entity) with the consolidation of such assets on the date the Joint Venture is consummated, Liens securing Indebtedness of the Borrower or any of its Subsidiaries permitted pursuant to this clause (o) shall not, together with all similar Liens securing Indebtedness of any Applicable Parent or any of its other Subsidiaries, exceed 7.5% of (x) if the Applicable Parent is Cosan, Cosan’s or (y) if the Applicable Parent is a Raizen Parent Entity, Raizen’s Total Consolidated Assets.

8.10.  Limitation on Consolidation, Merger or Transfer of Assets.  The Borrower will not, and will not permit any of its Subsidiaries to, consolidate with or merge with or into, or sell, convey, transfer, dispose of or lease all or substantially all of its assets to or enter into a joint venture or other form of combination with, any Person, unless:

(a)     the surviving Person (if not the Borrower) will be a Person organized and existing under the laws of Brazil, the Cayman Islands, the United States of America, any State thereof or the District of Columbia, or any other country that is a member country of the European Union or of the Organization for Economic Co-operation and Development on the date of this Agreement, and such Person expressly assumes, by an assignment and assumption, executed and delivered to the Administrative Agent and each Lender, all the obligations of the Borrower under this Agreement;

(b)     the surviving Person (if not the Borrower), if not organized and existing under the laws of the Cayman Islands, undertakes, in such assignment and assumption, to pay such additional amounts in respect of principal (and premium, if any) and interest as may be necessary in order that every net payment made in respect of the Loans after deduction or withholding for or on account of any present or future tax, duty, assessment or other governmental charge imposed by such other country or any political subdivision or taxing authority thereof or therein will not be less than the amount of principal (and premium, if any) and interest then due and payable on the Loans, subject to the same exceptions set forth under Section 5.05 but replacing existing references in such clause to the Cayman Islands with references to the other country;

(c)      immediately prior to such transaction and immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing; and

(d)      the Borrower will have delivered to the Administrative Agent and each Lender an officers’ certificate and an opinion of independent legal counsel, each stating that such consolidation, merger or transfer and such assignment and assumption, if any, comply with this Agreement.

Notwithstanding anything to the contrary, this Section 8.10 shall not apply to the consummation of the Joint Venture or the Corporate Restructuring.

The Administrative Agent shall be entitled to rely exclusively on and will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in this Section 8.10, in which event it will be conclusive and binding on the Lenders.

SECTION 9.  EVENTS OF DEFAULT.  If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)           The Borrower shall fail to pay when due (i) any principal of any Loan or (ii) any interest or any other amount whatsoever payable hereunder or under any other Loan Document, and such failure to pay shall, in the case of this clause (ii) only, continue for 15 days; or

(b)           (i) The Borrower shall fail to perform or observe any of its obligations under this Agreement (other than as referred to in clause (a) above) if such failure shall remain unremedied for 60 or more days after its receipt of written notice of such failure or (ii) any Obligor shall fail to perform or observe any of its obligations under any Loan Document and such failure shall remain unremedied for 60 or more days after its receipt of written notice of such failure; or

(c)           An Obligor or any Significant Subsidiary (that is also a Subsidiary of an Obligor) defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by such Obligor or such Significant Subsidiary (or the payment of which is guaranteed by such Obligor or such Significant Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the date of this Agreement, which default (a) is caused by failure to pay principal of or premium, if any, or interest on such Indebtedness after giving effect to any grace period provided in such Indebtedness on the date of such default (“Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness , together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, totals $50,000,000 (or the equivalent thereof at the time of determination) or more in the aggregate; or

(d)           Any Obligor or any Significant Subsidiary (that is also a Subsidiary of an Obligor) (i) commences a voluntary case or other proceeding seeking liquidation, reorganization, concordata or other relief with respect to itself or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, síndico, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Obligor or such Significant Subsidiary or for all or substantially all of the property of any Obligor or such Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors; or

(e)           An involuntary case or other proceeding is commenced against any Obligor or any Significant Subsidiary (that is also a Subsidiary of an Obligor) with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, síndico, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against any Obligor or any Significant Subsidiary (that is also a Subsidiary of an Obligor) under the federal bankruptcy laws as now or hereafter in effect and such order is not being contested by such Obligor or such Significant Subsidiary, as the case may be, in good faith or has not been dismissed, discharged or otherwise stayed, in each case within 60 days of being made; or

(f)           Any event occurs that under the laws of the Cayman Islands or Brazil or any political subdivision thereof or any other country has substantially the same effect as any of the events referred to in any of clause (d) or (e); or

(g)           One or more final judgments or decrees for the payment of money of $50,000,000 (or the equivalent thereof at the time of determination) or more in the aggregate are rendered against any Obligor or any Significant Subsidiary (that is also a Subsidiary of an Obligor) and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed by reason of pending appeal or otherwise; or

(k)           Any Guarantee Agreement ceases to be in full force and effect, other than in accordance with the terms of this Agreement (including, with respect to the Cosan Guarantee Agreement, the occurrence of the Initial Raizen Public Rating Date), or a Guarantor denies or disaffirms its obligations under its Guarantee Agreement; or

(l)           Any Change of Control that results in a Rating Decline shall occur.

THEREUPON:  in any such event, (1) the Administrative Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and/or (2) the Administrative Agent shall, upon request of the Majority Lenders, by notice to the Borrower declare the principal of and the accrued interest on the Loans and the Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 5.04) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default of the kinds referred to in clauses (d), (e) or (f) with respect to the Borrower, the Commitments shall automatically terminate and the Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

SECTION 10.  THE ADMINISTRATIVE AGENT.

10.01.  Appointment and Authority.  Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and no Obligor shall have any rights as a third party beneficiary of any of such provisions.

10.02.  Rights as a Lender.

(a)       Each Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b)       Each Lender understands that each Person serving as the Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) is engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 10.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Obligors or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Obligors and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Obligor or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Obligors or their Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  Neither any Person serving as the Administrative Agent nor any other member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, nor be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate of any Obligor) or to account for any revenue or profits obtained in connection with the Activities, provided that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c)        Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Obligors and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of any Person serving as the Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement or any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective obligations hereunder and under the other Loan Documents) or (iii) any other matter, shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by either the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Obligors or their Affiliates) or for its own account.

10.03.  Duties of Administrative Agent; Exculpatory Provisions.

(a)       The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b)       The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in the Loan Documents, including Sections 9 or 12.03) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default or of the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

(c)       Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)       Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that such Lender is solely responsible for any such checks such Lender is required to carry out and that such Lender may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

10.04.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by the Administrative Agent to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by the Administrative Agent to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Loans that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of the Loans and, in the case of the Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Obligor), independent accountants and other experts selected by the Administrative Agent, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05.  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Section 10 and Section 12.02 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.06.  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation, which effective date shall be no earlier than three Business Days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, remedies, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 12.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties with respect to any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07.  Non-Reliance on Administrative Agent or Other Lenders.

(a)        Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its Loan hereunder and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its Loan hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)        Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)          the financial condition, status and capitalization of the Borrower and each other Obligor;

(ii)         the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)        determining compliance or non-compliance with any condition hereunder to the making of its Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)        the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 11.  NOTICES, COMMUNICATIONS, CONFIDENTIALITY AND TREATMENT OF INFORMATION.

11.01.  Notices.

(a)       All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)         if to the Borrower or any other Obligor, to it at

Cosan Cayman Limited
c/o Cosan S.A. Indústria e Comércio
Av. Pres. Juscelino Kubitschek, 1327, 4º andar
04543-011 – São Paulo, SP, Brasil
Attention of:
Marcelo Martins
Telecopier No.:
(55 11) 3897-9799

With a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017, USA
Attention of: Manuel Garciadiaz, Esq.
Telecopier No.: (212) 450-4800

(ii)        if to the Administrative Agent, to it at

Morgan Stanley Senior Funding, Inc.
1 Pierrepont Plaza, 7th Floor
Brooklyn, NY 11201, USA
Attention of: Sean Marshall
Telecopier No.:  718-754-2095
E-Mail Address:  sean.marshall@morganstanley.com

(iii)       if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire;

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b)        All notices, demands, requests, consents and other communications described in clause (a)  shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mail, and (iii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided that notices and communications to the Administrative Agent, any Lender or the Borrower pursuant to Section 2 or Section 10) shall not be effective until received by the Administrative Agent, such Lender or the Borrower, as applicable.

11.02.  [Intentionally Omitted]

11.03.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, any legal action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent or any Lender or any of its respective Affiliates may be a party, (f) subject to an agreement containing or incorporating provisions substantially the same as those of this Section 11.03, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or any other Obligor and their respective obligations hereunder or under the other Loan Documents or by reference to this Agreement or payments hereunder or under the other Loan Documents, (iii) any rating agency when required by it, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than an Obligor.  For purposes of this Section 11, “Information” means all information received from an Obligor or any of its respective Subsidiaries relating to an Obligor or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Obligor or any of its respective Subsidiaries, provided that, in the case of information received from an Obligor or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.03 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.  MISCELLANEOUS.

12.01.  No Waiver.  No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

12.02.  Expenses, Etc.

(a)       Costs and Expenses.  Each party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and each Lender and their respective Affiliates (including the reasonable and documented fees and expenses of counsel to the Administrative Agent and Lenders), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Loan Documents (whether or not the transactions contemplated thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or, during the continuance of an Event of Default, protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations with respect to such Loans.

(b)      Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable and documented out-of-pocket losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by the Borrower or any other Obligor against any Lender for material breach of such Lender’s obligations hereunder or under any other Loan Document.

(c)       Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent or such Related Party, as the case may be, pro rata in accordance with such Lender’s outstanding Loan or, if no Loans are outstanding, such Lender’s percentage of the Loan as most recently in effect (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent in connection with such capacity.

(d)       Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, provided that nothing contained in this clause (d) shall limit the indemnification obligation of the Borrower to the extent set forth in clause (b).

(e)        Payments.  All amounts due under this Section shall be payable not later than ten days after demand therefor.

12.03.   Amendments, Etc. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Obligors party hereto or thereto and the Majority Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof, (ii) amend, modify or waive any provision of this Section 12.03, (iii) reduce the voting threshold specified in, or otherwise modify, the definition of Majority Lenders, (iv) release any Guarantee other than in accordance with the terms thereof, (v) modify Section 4.02 or otherwise modify any pro rata sharing of payments provision or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Events of Default or of a mandatory reduction of the aggregate Commitments shall not constitute an increase of the Commitment of any Lender), or (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 10 or any other provision as same relates to the rights or obligations of the Administrative Agent.

12.04.  Successors and Assigns.

(a)        Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 12.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 12.04 or (iii) by way of pledge or assignment of a security interest pursuant to paragraph (e) of this Section 12.04 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 12.04 and, to the extent expressly contemplated hereby, the respective Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that such Lender shall provide notice to the Borrower of such assignment and any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in clause (A) above, the amount of the Commitment (which for this purpose includes the Loan outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and each other Lender or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000.

(ii)        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)       Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) above.

(iv)       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or any of their respective Subsidiaries.

(vi)       No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 12.04, from and after the effective date specified in each

Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5 and 12.02 with respect to facts and circumstances occurring prior to the effective date of such assignment.  An assignee shall not be entitled to receive any greater payment under Sections 5.01 or 5.05 than the applicable assigning Lender would have been entitled to receive with respect to the assignment on the date of such assignment (although such assignee shall be entitled to receive increased costs under Section 5.01 or 5.05 resulting from Changes in Law after the date of the respective assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 12.04.

(c)        Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest or (v) release any Guarantor from the Guarantee Agreement (other than in accordance with the provisions of the Loan Documents).  Subject to the last sentence of this paragraph (d), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.06(a) as though it were a Lender, provided that such Participant agrees to be subject to Section 4.06(b) as though it were a Lender.

A Participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(e)         Certain Pledges.  Any Lender may at any time pledge assign as collateral all or any portion of its rights under this Agreement and any Note to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.05.    Survival.  The obligations of the Borrower under Sections 5.01, 5.04, 5.05 and 12.02, and the obligations of the Lenders under Section 12.02, shall survive the repayment of the Loans and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitment or Loan hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.  In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty.

12.06.    Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.07.    Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and each Lender and when the Administrative Agent and each Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.08.    Governing Law; Jurisdiction, Service of Process and Venue.

(a)         Governing Law.  This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate in any way to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law.

(b)         Submission to Jurisdiction.  Each of the Borrower, the Administrative Agent and the Lenders irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any applicable appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims with respect to any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          Process Agent.  The Borrower irrevocably appoints National Corporate Research, Ltd. (the “Process Agent”), with an office on the date hereof at 10 East 40th Street, 10th floor, New York, NY 10016, United States as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Borrower and its property and revenues service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York, and the Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon.

(d)         Alternative Process.  Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any Lender to serve any such process or summonses in any other manner permitted by applicable law.

(e)          Waiver of Venue, Etc.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.09.     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE NOTES BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.10.  Waiver of Immunity.  To the extent that the Borrower may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

12.11.  Judgment Currency.  This is an international loan transaction in which the specification of Dollars and payment in New York, New York, is of the essence, and the obligations of the Borrower under this Agreement and the other Loan Documents to each Lender or the Administrative Agent (in this Section 12.11 called an “Entitled Person”) to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase, and transfer to New York, New York, Dollars in the amount originally due to such Entitled Person with the judgment currency.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 12.11 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at New York, New York, with the judgment currency on the Business Day immediately preceding the day on which such judgment is rendered.  The Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay each Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars purchased and transferred as aforesaid.

12.12.  Entire Agreement.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

12.13.  Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

12.14.  No Fiduciary Relationship.  The Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between each Lender and the Borrower is solely that of creditor and debtor.  This Agreement and the other Loan Documents do not create a joint venture among the parties.

12.15.  USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

12.16.  No Duty.  The Borrower agrees that (i) the transactions contemplated by this Agreement and the Loan Documents are arm’s-length commercial transactions between the Administrative Agent and the Lenders, on the one hand, and the Borrower and the Guarantors, on the other, (ii) in connection therewith and with the process leading to such transaction the Administrative Agent is acting solely as a principal and not as agent or fiduciary of the Borrower, the Guarantors, or their respective management, stockholders, creditors or any other person, (iii) the Administrative Agent has not assumed an advisory or fiduciary responsibility or any other obligation in favor of the Borrower or the Guarantors with respect to the transactions contemplated hereby or by the other Loan Documents or the process leading thereto (irrespective of whether the Administrative Agent or any of its respective Affiliates has advised or at any time will advise the Borrower or the Guarantors on other matters) except the obligations expressly set forth in this Agreement and the other Loan Documents and (iv) the Borrower and the Guarantors have consulted their own legal and financial advisors to the extent they have deemed appropriate.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Neither the Administrative Agent nor the Lenders or any of their Affiliates have provided tax, accounting or legal advice and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER COSAN CAYMAN LIMITED

By:	/s/ Rubens Ometto Silveira Mello
	Name:	Rubens Ometto Silveira Mello
	Title:	Director

By:	/s/ Marcelo Eduardo Martins
	Name:	Marcelo Eduardo Martins
	Title:	Director

ADMINISTRATIVE AGENT MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Vice President

LENDERS BANCO SANTANDER (BRASIL) S.A. – GRAND CAYMAN BRANCH

By:	/s/ Rogério Rodrigues Criado
	Name:	Rogério Rodrigues Criado
	Title:	CPF: 073.959.488-58

By:	/s/ Eduardo Ferreira
	Name:	Eduardo Ferreira
	Title:	General Manager

BANCO BRADESCO S.A., GRAND CAYMAN BRANCH

By:	/s/ Adrian de Albuquerque da Graça e Costa
	Name:	Adrian de Albuquerque da Graça e Costa
Title:

By:	/s/ Mauro Lopes
	Name:	Mauro Lopes
Title:

MORGAN STANLEY BANK, N.A.

By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

ANNEX 1

Commitments

Lender	Commitment
Banco Santander (Brasil) S.A. – Grand Cayman Branch	$150,000,000
Banco Bradesco S.A., Grand Cayman Branch	$150,000,000
Morgan Stanley Bank, N.A.	$150,000,000
TOTAL:	$450,000,000

EXHIBIT A

[FORM OF NOTE]

$__________	New York, New York _________ __, ____

FOR VALUE RECEIVED, COSAN CAYMAN LIMITED, a Cayman Islands exempted company with limited liability (the “Borrower”), hereby promises to pay to [______] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Applicable Lending Office (as defined in the Agreement referred to below) initially located at [______] the principal sum of __________ DOLLARS ($__________) or, if less, the unpaid principal amount of the Loan (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 3.02 of the Agreement.

This Note is one of the Notes referred to in the Term Loan Agreement, dated as of April 1, 2011, among the Borrower, the lenders from time to time party thereto (including the Lender), and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Agreement).  This Note is entitled to the benefits of the Guarantee Agreements (as defined in the Agreement).  As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Final Maturity Date (as defined in the Agreement), in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

COSAN CAYMAN LIMITED

By:
Name:
Title:

EXHIBIT B

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

_________ __, ____

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative
  Agent for the Lenders parties to the Loan
  Agreement referred to below

Ladies and Gentlemen:

The undersigned refers to the Term Loan Agreement dated as of April 1, 2011, (as amended, supplemented or otherwise modified, the “Loan Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Loan Agreement, that the undersigned hereby wishes to make the Borrowing, and in that connection sets forth below the information relating to the Borrowing:

(i)	The Business Day of the requested Borrowing is April __, 2011.

(ii)	The aggregate amount of the requested Borrowing is $_________.

(iii)	The proceeds of the Loans constituting the requested Borrowing are to be remitted by the Administrative Agent to [specify account information].

The undersigned hereby certifies that the conditions precedent set forth in clauses (a) and (b) of Section 6.02 of the Loan Agreement have been fulfilled as of the date hereof.

Very truly yours,

COSAN CAYMAN LIMITED

By:
Name:
Title:

EXHIBIT C

[FORM OF CERTIFICATE AS TO AUTHORITY,
INCUMBENCY AND SIGNATURES]

CERTIFICATE

This certificate is delivered pursuant to Section 6.01 of the Term Loan Agreement dated as of [_____________] (the “Loan Agreement”) among Cosan Cayman Limited (the “Borrower”), certain Lenders parties thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.  Unless otherwise defined herein, terms defined in the Loan Agreement shall have the meaning set forth therein.

The undersigned, being the [Title] of [Name of Obligor] (the “Obligor”) and being authorized to issue this certificate, hereby certifies that the following statements are true and correct:

(i)     as of the date hereof, each of the persons named below is duly authorized by the Obligor to execute and deliver on its behalf the [Loan Agreement / Guaranty Agreement / Parent Pledge Agreement] and any other agreement, instrument or document delivered thereunder that may be necessary for the [borrowing of the Loans / making of the Guaranty / pledge provided for therein]; and

(ii)    the writing which appears opposite the name of each of such persons is a true specimen signature of such person.

Name	Title	Signature

For purposes of each such agreement and document referred to in certification (i) above so entered into by the Obligor in connection therewith, the above mentioned persons shall be deemed to be duly and properly in office and authorized to execute and deliver any and all such agreements and documents on behalf of the Obligor, unless and until the Administrative Agent and each Lender shall have received written notice that such incumbency or authorization has terminated.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of [________].

Name:

The undersigned, being the [Title] of the Obligor, hereby certifies that [name of certifying officer above] has been duly elected, is duly qualified, and on this day is the [Title] of the Obligor, and that the signature above is [his/her] genuine signature.

DATED this ___ day of [_______].

Name:

EXHIBIT D

[FORM OF COSAN GUARANTEE AGREEMENT]

GUARANTY, dated as of April 1, 2011, made by COSAN S.A. INDÚSTRIA E  COMÉRCIO, a corporation organized and existing under the laws of Brazil (the “Guarantor”), in favor of MORGAN STANLEY SENIOR FUNDING, INC. as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Beneficiaries (as defined below).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Administrative Agent and the Lenders (together, the “Beneficiaries” and each a “Beneficiary”) to enter into the Term Loan Agreement dated as of April 1, 2011 (as amended, supplemented and otherwise modified from time to time, the “Term Loan Agreement”; capitalized terms used but not defined herein shall have the meanings assigned thereto in the Term Loan Agreement) with the Guarantor’s wholly-owned subsidiary, Cosan Cayman Limited (the “Borrower”), the Guarantor agrees as follows:

1.  Guaranty.  The Guarantor unconditionally guarantees the punctual payment when due and payable, whether upon maturity, by acceleration or otherwise, of all Obligations (now or hereafter existing), whether for principal, interest, fees, expenses or otherwise, in each case strictly in accordance with the terms of the Term Loan Agreement. If the Borrower fails to pay any Obligation in full when due and payable (whether at stated maturity, by acceleration or otherwise), the Guarantor will promptly pay the same to the Beneficiaries.  The Guarantor will also pay to the Beneficiaries any and all reasonable and documented out-of-pocket expenses (including without limitation, reasonable  and documented out-of-pocket legal fees and expenses) incurred by the Beneficiaries in enforcing its rights under this Guaranty.  This Guaranty is a guaranty of payment and not of collection.

2.  Guaranty Absolute.  The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter acquire in any way relating to, any or all of the following: (i) any illegality, lack of validity or enforceability of any Obligation, (ii) any amendment, modification, waiver or consent to departure from the terms of any Obligation, including any renewal or extension of the time or change of the manner or place of payment, (iii) any exchange, substitution, release, non-perfection or impairment of any collateral securing payment of any Obligation, (iv) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation, (v) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Beneficiaries, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim, (vi) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or the

Beneficiaries’ rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a Non-USD Currency for U.S. Dollars or the remittance of funds outside of such jurisdiction or the unavailability of U.S. Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required  approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives the Borrower of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty), and (vii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower or the Guarantor or any other guarantor or surety.

Without limiting the generality of the foregoing, the Guarantor guarantees that it shall pay the Beneficiaries strictly in accordance with the express terms of any document or agreement evidencing any Obligation, including in the amounts and in the currency expressly agreed to thereunder, irrespective of and without giving effect to any laws of the jurisdiction where the Borrower is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where the Borrower is principally located.

It is the intent of this Section 2 that the Guarantor’s obligations hereunder are and shall be absolute and unconditional under any and all circumstances.

3.  Waiver.  The Guarantor waives promptness, diligence, notice of acceptance, notice of dishonor and any other notice with respect to any Obligation and this Guaranty and any requirement that the Beneficiaries exercise any right or take any action against the Borrower or any collateral security or credit support.

4.  Reinstatement.  This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by any Beneficiary upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

5.  Subrogation.  The Guarantor will not assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until payment in full of the Obligations and the termination of any and all agreements under which any Lender is committed to provide extensions of credit.

6. Taxes. Any and all payments by or on account of any obligation of the Guarantor hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) each Beneficiary receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  Without limiting this paragraph, the Guarantor shall timely pay any Other Taxes that arise from any payment made by it under, or otherwise with respect to, any Loan Document to the relevant Governmental Authority in accordance with applicable law.

The Guarantor shall indemnify each Beneficiary, within thirty days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) attributable to the Guarantor under any Loan Document and paid by such Beneficiary and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided, however, that the Guarantor shall not be obligated to make payment to any Beneficiary pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes, if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Beneficiary.  After any Beneficiary learns of the imposition of Indemnified Taxes or Other Taxes, such Beneficiary will promptly notify the Guarantor of its Obligations hereunder; provided that the Guarantor shall only be required to indemnify such Beneficiary for any interest and penalties imposed in respect of such Indemnified Taxes and Other Taxes pursuant to this Section so long as such interest and penalties have accrued on or after the day which is 120 days prior to the date on which such Beneficiary first made demand therefor; provided, further, that other than as specifically set forth herein, in no event shall any failure or delay on the part of any Beneficiary to provide prompt notice of the imposition of any Indemnified Taxes or Other Taxes pursuant to this sentence affect the Guarantor’s Obligations under this Section.

As soon as practicable but in no event later than 30 days after the date of any payment of Taxes, the Guarantor will furnish to each Beneficiary the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to the relevant Beneficiary(s).  If no Taxes are payable with respect to any payment hereunder, upon the request of any Beneficiary, the Guarantor will furnish to each Beneficiary a statement to such effect with respect to each jurisdiction designated by such Beneficiary.

If any Beneficiary shall determine in its sole discretion that it has actually received a refund in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Guarantor pursuant to this Section, or with respect to which the Guarantor has paid additional amounts pursuant to this Section, it shall promptly notify the Guarantor of such refund and shall within thirty days from the date of receipt of such refund pay over the amount that such Beneficiary shall, in its sole discretion, determine is equal to the net benefit, after tax, of such refund (including any interest paid or credited with respect to such refund) to the Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Guarantor under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Beneficiary; provided, however, that the Guarantor, upon the request of such Beneficiary agrees to repay the amount paid over to the Guarantor (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to such Beneficiary in the event such Beneficiary is required to repay such refund.  Nothing in this Section 6 shall require any Beneficiary disclose any confidential information to the Guarantor (including, without limitation, its tax returns).

Each Beneficiary shall, at the request of the Guarantor, use reasonable efforts  (subject to overall policy considerations of such Beneficiary) to comply timely with any certification, identification, information, documentation or other reporting requirements if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Indemnified Taxes or Other Taxes for which the Guarantor is required to pay any additional amounts payable to or for the account of such Beneficiary pursuant to this Section 6; provided , however, that nothing in this Section 6 shall require any Beneficiary to disclose confidential information (including, without limitation, its tax returns or calculations).

Without prejudice to the survival of any other agreement contained herein, the Guarantor’s agreements and obligations contained in this Section will survive the payment in full of the Obligations, principal and interest hereunder and any termination of this Guaranty.

7. Place and Currency of Payment.  This is an international loan transaction in which the specification of Dollars and payment in New York, New York, is of the essence, and the obligations of the Guarantor hereunder to the Beneficiaries to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency the Administrative Agent may in accordance with normal banking procedures purchase, and transfer to New York, New York, Dollars in the amount originally due to the Beneficiaries with the judgment currency.

8.  Set-Off.  If the Guarantor fails to pay any of its obligations hereunder when due and payable, upon the occurrence and during the continuance of any Event of Default, each Beneficiary and its respective Affiliates are authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Beneficiary or such Affiliate to or for the Guarantor’s credit or account against any and all of the Obligations, whether or not such Beneficiary has made any demand under this Guaranty.  The Beneficiary will promptly notify the Guarantor after any such set-off and application, provided that the failure to give such notice will not affect the validity of such set-off and application.  The Beneficiaries’ rights under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Beneficiaries may have.

9.  Representations and Warranties.  The Guarantor represents and warrants that: (i) the execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) its charter or by-laws or (y) any law or any material contractual restriction binding on or affecting the Guarantor or any entity that controls it except, solely in the case of material contractual restrictions, to the extent that such contravention could not reasonably be expected to have a Material Adverse Effect, (ii) no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty except, solely in the case of any third party authorizations or approvals, to the extent that the failure to obtain such authorizations or approvals could not reasonably be expected to have a Material Adverse Effect, and (iii) this Guaranty has been duly executed and delivered by the Guarantor and is its legal, valid and binding obligation, enforceable against the Guarantor in accordance with its terms.

10.  Covenants.

10.1  Maintenance of Corporate Existence.  The Guarantor will, and will cause each of its Subsidiaries to, (i) maintain in effect its corporate existence and all registrations necessary therefor; provided that these restrictions shall not prohibit any transactions permitted by Section 10.10, (ii) take all reasonable actions to maintain all rights, privileges, titles to property, franchises and the like necessary in the normal conduct of its business, activities or operations; and (iii) maintain or cause to be maintained in good repair, working order and condition (normal wear and tear excepted) all properties used in their business; provided, however, that neither the Guarantor nor its Subsidiaries shall be prevented from discontinuing those operations (including through the transfer or dissolution of a Subsidiary) or suspending the maintenance of those properties (including through the sale thereof) which, in the reasonable judgment of the Company are no longer necessary in the conduct of the Guarantor ’s business, or that of its Subsidiaries; and provided, further, that such discontinuation of operations or suspension of maintenance shall not be materially disadvantageous to the Lenders.

10.2  Compliance with Law.  The Guarantor will, and will cause each of its Subsidiaries to, (a) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws) of Governmental Authorities and all agreements binding on or affecting the Guarantor or such Subsidiary or any of their respective properties, except where (i) the necessity of compliance therewith is being contested in good faith by appropriate proceedings and for which adequate reserves have been made if required in accordance with GAAP and (ii) such failure to comply could not reasonably be expected to result in a Material Adverse Effect, (b) timely file all required tax returns and pay and discharge at or before maturity all of its material obligations (including tax liabilities, except where the same are contested in good faith and by appropriate proceedings and against which adequate reserves are being maintained to the extent required by GAAP and where the failure to pay or discharge such obligations or liabilities would not result in a Material Adverse Effect) and (c) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) maintain all of its property used or useful in its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain insurance with respect to its property and businesses against loss and damage of the kinds and in the amounts customary in the industry in which the Guarantor operates.

10.3  Payment of Taxes and Claims.  The Guarantor shall, and shall cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its property in respect of any of its franchises, businesses, income or profits before any penalty or interest accrues thereon, and pay all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon its property; provided, however, that any such payment shall not be required unless the failure to make such payment would have a material adverse effect upon the financial condition of the Guarantor and its Subsidiaries considered as one enterprise or a material adverse effect on the performance of the Guarantor’s obligations hereunder; and provided, further, that no such charge or claim need be paid while it is being contested in good faith by appropriate proceedings and if appropriate reserves or other provisions shall have been made therefor.

10.4  Governmental Authorizations.  The Guarantor will, and will cause each of its Subsidiaries to, promptly from time to time obtain and maintain in full force and effect all licenses, consents, authorizations and approvals of, and make all filings and registrations with, any Governmental Authority necessary under the laws of Brazil or the Cayman Islands for the making and performance by it of this Agreement and the other Loan Documents except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.5  Financial Statements, Etc.  The Guarantor shall provide the following reports and other information to the Administrative Agent and each other Beneficiary:

(a)    an English language version or summary of its annual audited consolidated financial statements prepared in accordance with GAAP promptly upon such financial statements becoming available but not later than 120 days after the close of its fiscal year ending March 31;

(b)    an English language version or summary of its unaudited quarterly financial statements prepared in accordance with GAAP promptly upon such financial statements becoming available but not later than 60 days after the close of each applicable fiscal quarter (other than the last fiscal quarter of its applicable fiscal year);

(c)     Litigation and Material Adverse Effect.  Promptly, and in any event within 30 calendar days after any officer of the Guarantor or any of its Subsidiaries obtains actual knowledge thereof, notice of (i) any litigation or governmental investigation or proceeding pending against the Guarantor or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a

Material Adverse Effect or (y) with respect to any Loan Document, or (ii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)    Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Guarantor or any of its Subsidiaries as any Beneficiary may reasonably request.

Delivery of the above reports to the Administrative Agent and each other Beneficiary is for informational purposes only and the Administrative Agent’s or such Beneficiary’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the compliance of the Guarantor with any the covenants in this Guaranty.

If the Guarantor makes available the reports described in clauses (a) and (b) on the Guarantor’s website and notifies the Administrative Agent and each other Beneficiary in writing thereof, it will be deemed to have satisfied the reporting requirement set forth in such applicable clause.

10.6  Keeping of Books; Visitation Rights.  The Guarantor will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and such Subsidiary in accordance with GAAP and (b) permit representatives of any Beneficiary, during normal business hours, at their own cost and expense (provided that, if an Event of Default has occurred and is continuing the Guarantor shall indemnify each Lender and the Administrative Agent for such costs and expenses) and following reasonable prior notice (provided that, if an Event of Default has occurred and is continuing, no such notice shall be required), to examine, copy and make extracts from its books and records, to inspect its property, and to discuss its business and affairs with its officers and accountants.

10.7  Ranking.  The Guarantor will promptly take all actions as may be necessary to ensure that the payment obligations of the Guarantor under this Agreement will at all times constitute unsubordinated general obligations of the Guarantor ranking at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Guarantor.

10.8  Transactions With Affiliates.  The Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Guarantor or such Subsidiary, other than themselves or any such Subsidiaries, (an “Affiliate Transaction”) unless the terms of such Affiliate Transaction are no less favorable to the Guarantor or such Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s length dealings with a person who is not an Affiliate.

10.09  Negative Pledge.  The Guarantor will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it or on any Equity Interests of any Subsidiary, securing any obligation unless contemporaneously therewith effective provision is made to secure this Guaranty equally and ratably with such obligation for so long as such obligation is so secured.  The preceding sentence will not require the Guarantor or any of its Subsidiaries to equally and ratably secure the this Guaranty if the Lien consists of the following:

(a)    any Lien existing on the date of this Guaranty, and any extension, renewal or replacement thereof or of any Lien in clause (b), (c) or (d) below; provided, however, that the total amount of Indebtedness so secured is not increased;

(b)   any Lien on any property or assets (including Capital Stock of any Person) securing Indebtedness incurred solely for purposes of financing the acquisition, construction or improvement of such property or assets after the date of this Guaranty; provided that (A) the aggregate principal amount of Indebtedness secured by the Liens will not exceed (but may be less than) the cost (i.e., purchase price) of the property or assets so acquired, constructed or improved and (B) the Lien is incurred before, or within 365 days after the completion of, such acquisition, construction or improvement and does not encumber any other property or assets of the Guarantor or any Subsidiary; and provided, further, that to the extent that the property or asset acquired is Capital Stock, the Lien also may encumber other property or assets of the Person so acquired;

(c)    any Lien securing Indebtedness for the purpose of financing all or part of the cost of the acquisition, construction or development of a project; provided that the Liens in respect of such Indebtedness are limited to assets (including Capital Stock of the project entity) and/or revenues of such project; and provided, further, that the Lien is incurred before, or within 365 days after the completion of, that acquisition, construction or development and does not apply to any other property or assets of the Guarantor or any Subsidiary;

(d)    any Lien existing on any property or assets of any Person before that Person’s acquisition (in whole or in part) by, merger into or consolidation with the Guarantor or any of its Subsidiaries after the date of this Guaranty; provided that the Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation;

(e)    any Lien imposed by law that was incurred in the ordinary course of business, including, without limitation, carriers’, warehousemen’s and mechanics’ liens and other similar encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(f)    any pledge or deposit made in connection with workers’ compensation, unemployment insurance or other similar social security legislation, any deposit to secure appeal bonds in proceedings being contested in good faith to which the Guarantor or any of its Subsidiaries is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Guarantor or any Subsidiary is a party or deposits for the payment of rent, in each case made in the ordinary course of business;

(g)   any Lien in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of the Guarantor or any of its Subsidiaries in the ordinary course of business;

(h)   any Lien securing taxes, assessments and other governmental charges, the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which such reserves or other appropriate provisions, if any, have been established as required by GAAP;

(i)    minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or assets or minor imperfections in title that do not materially impair the value or use of the property or assets affected thereby, and any leases and subleases of real property that do not interfere with the ordinary conduct of the business of the Guarantor or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties;

(j)    any rights of set-off of any Person with respect to any deposit account of the Guarantor or any of its Subsidiaries arising in the ordinary course of business;

(k)    any Liens granted to secure borrowings from, directly or indirectly, (A) Banco Nacional de Desenvolvimento Econômico e Social–BNDES, or any other Brazilian governmental development bank or credit agency or (B) any international or multilateral development bank, government-sponsored agency, export-import bank or official export-import credit insurer;

(l)     any Liens on the inventory or receivables of the Guarantor or any of its Subsidiaries securing the obligations of such Person under any lines of credit or working capital facility or in connection with any structured export or import financing or other trade transaction; provided that the aggregate principal amount of Indebtedness incurred by the Borrower, any Applicable Parent or any of their respective Subsidiaries that is secured by receivables that will fall due in any calendar year shall not exceed (A) with respect to transactions secured by receivables from export sales, 80% of the Guarantor’s consolidated gross revenues from export sales for the immediately preceding calendar year or (B) with respect to transactions secured by receivables from domestic (Brazilian) sales, 80% of the Guarantor’s consolidated gross revenues from sales within Brazil for the immediately preceding calendar year; and provided, further, that Advance Transactions will not be deemed transactions secured by receivables for purpose of the above calculation;

(m)    Liens securing Hedge Agreements; provided such Hedge Agreements are entered into for bona fide, non-speculative purposes;

(n)    any Liens securing obligations under the documentation governing the establishment and operation of the Joint Venture pursuant to which the Guarantor will pledge, among others, certain dividends, interest on capital and shares to Shell or its Affiliates; and

(o)    in addition to the foregoing Liens set forth in clauses (i) through (xiv) above, Liens securing Indebtedness of the Guarantor or any of its Subsidiaries (including, without limitation, guarantees of the Guarantor or any Subsidiary) which in aggregate principal amount, at any time of determination, do not exceed the greater of $200,000,000 and 15% of the Guarantor’s Total Consolidated Assets; provided, that after the consummation of the Joint Venture and during the period the assets of the Raizen Upstream and Raizen Downstream. are permitted to be consolidated in the calculation of Total Consolidated Assets in a manner substantially consistent (as adjusted to reflect the then current equity ownership in such entity) with the consolidation of such assets on the date the Joint Venture is consummated, Liens securing Indebtedness of the Guarantor or any of its Subsidiaries permitted pursuant to this clause (xv) shall not, together with all similar Liens securing Indebtedness of any Applicable Parent or any of its other Subsidiaries, exceed 7.5% of the Guarantor’s Total Consolidated Assets.

10.10  Limitation on Consolidation, Merger or Transfer of Assets.  The Guarantor will not, and will not permit any of its Subsidiaries (other than the Borrower), to consolidate with or merge with or into, or sell, convey, transfer, dispose of or lease all or substantially all of its assets to, any Person, unless:

(a)    in the case of the Guarantor, the surviving Person (if not the Guarantor) will be a Person organized and existing under the laws of Brazil, or the United States of America, any State thereof or the District of Columbia, or any other country that is a member country of the European Union or of the Organization for Economic Co-operation and Development on the date of this Guaranty, and such Person expressly assumes, by an assignment and assumption to this Guaranty, executed and delivered to the Administrative Agent and each other Beneficiary, all the obligations of the Guarantor under this Guaranty;

(b)    in the case of the Guarantor, the surviving Person (if not the Guarantor), if not organized and existing under the laws of Brazil, undertakes, in such assignment and assumption, to pay such Additional Amounts in respect of principal (and premium, if any) and interest as may be necessary in order that every net payment made in respect of this Guaranty after deduction or withholding for or on account of any present or future tax, duty, assessment or other governmental charge imposed by such other country or any political subdivision or taxing authority thereof or therein will not be less than the amount of principal (and premium, if any) and interest then due and payable on the Loans and this Guaranty subject to the same exceptions set forth under Sections 6;

(c)    immediately prior to such transaction and immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing; and

(d)    the Guarantor will have delivered to the Administrative Agent and each other Beneficiary an officers’ certificate and an opinion of independent legal counsel, each stating that such consolidation, merger or transfer and such assignment and assumption, if any, comply with this Guaranty.

The Administrative Agent and each other Beneficiary shall be entitled to rely exclusively on and will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in this Section 10.11, in which event it will be conclusive and binding on the Lenders.

Notwithstanding anything to the contrary contained herein, this Section 10.11 will not apply to (a) the consummation of the Joint Venture or the Corporate Restructuring or (b) any sale, conveyance, transfer or disposition resulting from the exercise of any put or call options (an “Option Exercise”) by the Guarantor, Shell or any other party to the definitive agreements to the Joint Venture if either (i) such Option Exercise does not result in a Rating Decline or (ii) within 360 days after the receipt of any Net Cash Proceeds from such Option Exercise, the Guarantor or any Subsidiary of the Guarantor uses the Net Cash Proceeds to (in each case, a “Permitted Reinvestment”):

(i)    permanently repay the Indebtedness (other than Subordinated Debt) of the Guarantor or any Subsidiary of the Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than the Guarantor or any Subsidiary of the Guarantor;

(ii)    acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Shares of another Person that thereupon becomes a Subsidiary of the Guarantor engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business; or

(iii)    acquire Productive Assets for the Guarantor or any of its Subsidiaries.

10.11  Obligations to Be Secured in Certain Events.  If, upon any such consolidation of the Guarantor or any of its Subsidiaries with or merger of the Guarantor or any of its Subsidiaries into any other corporation, or upon any conveyance, lease or transfer of the property of the Guarantor or any Subsidiary substantially as an entirety to any other Person, any property or assets of the Guarantor or such Subsidiary would thereupon become subject to any Lien, then unless such Lien could be created pursuant to Section 10.9 without equally and ratably securing this Guaranty, the Guarantor or such Subsidiary, prior to or simultaneously with such consolidation, merger, conveyance, lease or transfer, shall as to such property or assets, secure the Obligations (together with, if the Guarantor so determines, any other Indebtedness of the

Guarantor now existing or hereinafter created which is not subordinate in right of payment to the Obligations) equally and ratably with or prior to the Indebtedness which upon such consolidation, merger, conveyance, lease or transfer is to become secured as to such property or assets by such Lien, or shall cause such Obligations to be so secured.  Notwithstanding anything to the contrary, this Section 10.11 shall not apply to the consummation of the Joint Venture or the Corporate Restructuring.

11.  Continuing Guaranty.  This is a continuing guaranty and applies to all Obligations whenever arising.  This Guaranty is irrevocable and will remain in full force and effect until the earlier of (a) the payment in full of the Obligations and all amounts payable hereunder and the termination of all of the agreements relating to the Obligations or (b) the Raizen Initial Public Rating Date.

12.  Guaranty Enforceable By Administrative Agent.  Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Beneficiaries agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Majority Lenders and that no other Beneficiary shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Beneficiaries upon the terms of this Guaranty.  It is understood and agreed that the agreement in this Section 12 is among and solely for the benefit of the Beneficiaries and that, if the Majority Lenders so agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Beneficiary.

13.  Amendments, Etc.  No amendment or waiver of any provision of this Guaranty, and no consent to departure by the Guarantor herefrom, will in any event be effective unless the same is in writing and signed by the Majority Lenders, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

14.  Addresses.  All notices and other communications provided for hereunder will be in writing (including telecopier communication), and mailed, telecopied or delivered to it, if to the Guarantor, at its address at Cosan S.A. Indústria e Comércio, Av. Pres. Juscelino Kubitschek, 1327, 4º andar, 04543-011 – São Paulo, SP, Brasil, Attention: Marcelo Martins, Facsimile: (55 11) 3897-9799; with a copy to: Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, USA, Attention: Manuel Garciadiaz, Esq., Facsimile: (212) 450-4800, and if to the Administrative Agent, at its address at Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, 7th Floor, Brooklyn, NY 11201, USA, Attention: Sean Marshall, or, as to either party, at such other address as is designated by such party in a written notice to the other party.  All such notices and other communications will, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively; provided that notices and communications to the Guarantor pursuant to Section 1 shall not be effective until received by the Guarantor.

15.  Guarantor’s Credit Decision, Etc.  The Guarantor has, independently and without reliance on the Administrative Agent or any other Beneficiary and based on such documents and information as the Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.  The Guarantor has adequate means to obtain from the Borrowers on a continuing basis information concerning the financial condition, operations and business of the Borrowers, and the Guarantor is not relying on the Administrative Agent or any other Beneficiary to provide such information now or in the future.  The Guarantor acknowledges that it will receive substantial direct and indirect benefit from the extensions of credit contemplated by the Term Loan Agreement.

16.  Judgment.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into a Non-USD Currency, the Guarantor agrees that the rate of exchange used will be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase U.S. Dollars with such Non-USD Currency on the business day preceding that on which final judgment is given.  The obligation of the Guarantor in respect of any sum due hereunder will, notwithstanding any judgment in a Non-USD Currency, be discharged only to the extent that on the date the Guarantor makes payment to the Administrative Agent of any sum adjudged to be so due in such Non-USD Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase U.S. Dollars with such Non-USD Currency; if the U.S. Dollars so purchased are less than the sum originally due to the Administrative Agent in U.S. Dollars, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss.

17.  Governing Law; Jurisdiction, Service of Process and Venue.

(a)  Governing Law.  This Guaranty and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate in any way to this Guaranty, or the negotiation, execution or performance of this Guaranty or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law.

(b)  Submission to Jurisdiction.  The Guarantor and each Beneficiary irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any applicable appellate court, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims with respect to any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)  Process Agent.  The Guarantor irrevocably appoints National Corporate Research, Ltd. (the “Process Agent”), with an office on the date hereof at 10 East 40th Street, 10th floor, New York, NY 10016, United States, as its agent and true .and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Guarantor and its property and revenues service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York, and the Guarantor agrees that the failure of the Process Agent to give any notice of any such service of process to the Guarantor shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon.

(d)  Alternative Process.  Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any other Beneficiary to serve any such process or summonses in any other manner permitted by applicable law.

18.  Waiver of Immunity.  To the extent that the Guarantor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Guaranty.

19.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

20.  USA PATRIOT Act.  Each Beneficiary subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Guarantor that pursuant to the requirements of the Act it is required to obtain, verify and record information that identifies the Guarantor, which information includes the name and address of the Guarantor and other information that will allow such Beneficiary to identify the Guarantor in accordance with the Act.

21.  Termination Date.  This Guarantee shall terminate upon the occurrence of each of the following (the “Termination Date”):

(i)	The Corporate Restructuring Date shall have occurred and as a result thereof all or substantially all of the assets of the Joint Venture shall be owned by Raizen Upstream and Raizen Downstream;

(ii)	The Raizen Initial Public Rating Date shall have occurred;

(iii)	The Raizen Guarantee Agreement shall have been duly executed and delivered by Raizen Downstream and Raizen Upstream and delivered to the Administrative Agent and each other Beneficiary;

(iv)
An opinion, dated the date of the Raizen Guarantee Agreement, of Davis Polk & Wardwell LLP, special New York counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agent and each other Beneficiary shall have been delivered to the Administrative Agent and each other Beneficiary;

(v)
An opinion, dated the date of the Raizen Guarantee Agreement, of Barbosa, Mussnich & Aragao Avogados, special Brazilian counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agent and each other Beneficiary shall have been delivered to the Administrative Agent and each other Benefiary; and

(vi)
The documents and certificates referred to in Sections 6.01(iii), (iv) and (vii) of the Term Loan Agreement and a copy of the most recent corporate act registered with the Brazilian board of trade with respect to Raizen Downstream and Raizen Upstream.

From and after the Termination Date, the Guarantor shall be discharged from its duties and obligations hereunder and under the other Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

COSAN S.A. INDÚSTRIA E COMÉRCIO

By:
Name:
Title:

Agreed and acknowledged (solely for the purposes of Sections 17 and 19 hereof) by:

MORGAN STANLEY SENIOR FUNDING, INC.

By:
Name:
Title:

EXHIBIT E

[FORM OF RAIZEN GUARANTEE AGREEMENT]

GUARANTY, dated as of ____________ 2011, made by RAIZEN DOWNSTREAM S.A., a corporation organized and existing under the laws of Brazil, and RAIZEN UPSTREAM  S.A., a corporation organized and existing under the laws of Brazil, (each, a “Guarantor” and collectively the “Guarantors”), in favor of MORGAN STANLEY SENIOR FUNDING, INC. as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Beneficiaries (as defined below).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Administrative Agent and the Lenders (together, the “Beneficiaries” and each a “Beneficiary”) to enter into the Term Loan Agreement dated as of April 1, 2011 (as amended, supplemented and otherwise modified from time to time, the “Term Loan Agreement”; capitalized terms used but not defined herein shall have the meanings assigned thereto in the Term Loan Agreement) with the Guarantors’ affiliate, Cosan Cayman Limited (the “Borrower”), each Guarantor, jointly and severally, agrees as follows:

1.  Guaranty.  Each Guarantor, jointly and severally, unconditionally guarantees the punctual payment when due and payable, whether upon maturity, by acceleration or otherwise, of all Obligations (now or hereafter existing), whether for principal, interest, fees, expenses or otherwise, in each case strictly in accordance with the terms of the Term Loan Agreement. If the Borrower fails to pay any Obligation in full when due and payable (whether at stated maturity, by acceleration or otherwise), each Guarantor, jointly and severally, will promptly pay the same to the Beneficiaries.  Each Guarantor, jointly and severally, will also pay to the Beneficiaries any and all reasonable and documented out-of-pocket expenses (including without limitation, reasonable and documented out-of-pocket legal fees and expenses) incurred by the Beneficiaries in enforcing its rights under this Guaranty.  This Guaranty is a guaranty of payment and not of collection.

2.  Guaranty Absolute.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute, joint and several and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter acquire in any way relating to, any or all of the following: (i) any illegality, lack of validity or enforceability of any Obligation, (ii) any amendment, modification, waiver or consent to departure from the terms of any Obligation, including any renewal or extension of the time or change of the manner or place of payment, (iii) any exchange, substitution, release, non-perfection or impairment of any collateral securing payment of any Obligation, (iv) any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or their respective assets or any resulting release or discharge of any Obligation, (v) the existence of any claim, set-off or other rights that such Guarantor may have at any time against the Borrower, any other Guarantor, the Beneficiaries, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim, (vi) any release of any other Guarantor under this Guaranty (vii) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or the Beneficiaries’ rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a Non-USD Currency (as hereinafter defined) for U.S. Dollars or the remittance of funds outside of such jurisdiction or the unavailability of U.S. Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required  approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives the Borrower of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty), and (vii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower or such Guarantor or any other guarantor or surety.

Without limiting the generality of the foregoing, each Guarantor, jointly and severally, guarantees that it shall pay the Beneficiaries strictly in accordance with the express terms of any document or agreement evidencing any Obligation, including in the amounts and in the currency expressly agreed to thereunder, irrespective of and without giving effect to any laws of the jurisdiction where the Borrower is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where the Borrower is principally located.

It is the intent of this Section 2 that each Guarantor’s obligations hereunder are and shall be absolute and unconditional under any and all circumstances.

3.  Obligations of Guarantors Independent.  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower and whether or not any other Guarantor, any other guarantor or the Borrower be joined in any such action or actions.  Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

4.  Waiver.  Each Guarantor waives promptness, diligence, notice of acceptance, notice of dishonor and any other notice with respect to any Obligation and this Guaranty and any requirement that the Beneficiaries exercise any right or take any action against the Borrower or any other Guarantor or any collateral security or credit support.

5.  Reinstatement.  This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by any Beneficiary upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

6.  Subrogation.  No Guarantor will assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until payment in full of the Obligations and the termination of any and all agreements under which any Lender is committed to provide extensions of credit.

7.  Taxes.  Any and all payments by or on account of any obligation of each Guarantor hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) each Beneficiary receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  Without limiting this paragraph, each Guarantor shall timely pay any Other Taxes that arise from any payment made by it under, or otherwise with respect to, any Loan Document to the relevant Governmental Authority in accordance with applicable law.

Each Guarantor shall, jointly and severally, indemnify each Beneficiary, within thirty days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) attributable to such Guarantor under any Loan Document and paid by such Beneficiary and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided, however, that no Guarantor shall be obligated to make payment to any Beneficiary pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes, if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Beneficiary.  After any Beneficiary learns of the imposition of Indemnified Taxes or Other Taxes, such Beneficiary will promptly notify each Guarantor of its Obligations hereunder; provided that the Guarantors shall only be required to indemnify such Beneficiary for any interest and penalties imposed in respect of such Indemnified Taxes and Other Taxes pursuant to this Section so long as such interest and penalties have accrued on or after the day which is 120 days prior to the date on which such Beneficiary first made demand therefor; provided, further, that other than as specifically set forth herein, in no event shall any failure or delay on the part of any Beneficiary to provide prompt notice of the imposition of any Indemnified Taxes or Other Taxes pursuant to this sentence affect the Guarantors’ Obligations under this Section.

As soon as practicable but in no event later than 30 days after the date of any payment of Taxes, the applicable Guarantor will furnish to each Beneficiary the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to the relevant Beneficiary(s).  If no Taxes are payable with respect to any payment hereunder, upon the request of any Beneficiary, each Guarantor will furnish to each Beneficiary a statement to such effect with respect to each jurisdiction designated by such Beneficiary.

If any Beneficiary shall determine in its sole discretion that it has actually received a refund in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by any Guarantor pursuant to this Section, or with respect to which such Guarantor has paid additional amounts pursuant to this Section, it shall promptly notify such Guarantor of such refund and shall within thirty days from the date of receipt of such refund pay over the amount that such Beneficiary shall, in its sole discretion, determine is equal to the net benefit, after tax, of such refund (including any interest paid or credited with respect to such refund) to scuh Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by such Guarantor under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Beneficiary; provided, however, that each Guarantor, upon the request of such Beneficiary agrees to repay the amount paid over to such Guarantor (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to such Beneficiary in the event such Beneficiary is required to repay such refund.  Nothing in this Section 7 shall require any Beneficiary disclose any confidential information to any Guarantor (including, without limitation, its tax returns)

Each Beneficiary shall, at the request of any Guarantor, use reasonable efforts  (subject to overall policy considerations of such Beneficiary) to comply timely with any certification, identification, information, documentation or other reporting requirements if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Indemnified Taxes or Other Taxes for which such Guarantor is required to pay any additional amounts payable to or for the account of such Beneficiary pursuant to this Section 7; provided , however, that nothing in this Section 7 shall require any Beneficiary to disclose confidential information (including, without limitation, its tax returns or calculations).

Without prejudice to the survival of any other agreement contained herein, each Guarantor’s agreements and obligations contained in this Section will survive the payment in full of the Obligations, principal and interest hereunder and any termination of this Guaranty.

8.  Place and Currency of Payment.  This is an international loan transaction in which the specification of Dollars and payment in New York, New York, is of the essence, and the obligations of each Guarantor hereunder to the Beneficiaries to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business

Day following receipt of any sum adjudged to be so due in the judgment currency the Administrative Agent may in accordance with normal banking procedures purchase, and transfer to New York, New York, Dollars in the amount originally due to the Beneficiaries with the judgment currency.

9.  Set-Off.  If any Guarantor fails to pay any of its obligations hereunder when due and payable, upon the occurrence and during the continuance of any Event of Default, each Beneficiary and its respective Affiliates are authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Beneficiary or such Affiliate to or for such Guarantor’s credit or account against any and all of the Obligations, whether or not such Beneficiary has made any demand under this Guaranty.  The Beneficiary will promptly notify such Guarantor after any such set-off and application, provided that the failure to give such notice will not affect the validity of such set-off and application.  The Beneficiaries’ rights under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Beneficiaries may have.

10.  Representations and Warranties.  Each Guarantor represents and warrants that: (i) the execution, delivery and performance by such Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) its charter or by-laws or (y) any law or any material contractual restriction binding on or affecting such Guarantor or any entity that controls it except, solely in the case material contractual restrictions, to the extent that such contractual contravention could not reasonably be expected to have a Material Adverse Effect, (ii) no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Guarantor of this Guaranty except, solely in the case of any third party authorizations or approvals, to the extent that the failure to obtain such authorizations or approvals could not reasonably be expected to have a Material Adverse Effect, and (iii) this Guaranty has been duly executed and delivered by such Guarantor and is its legal, valid and binding obligation, enforceable against such Guarantor in accordance with its terms.

11.  Covenants.

11.1  Maintenance of Corporate Existence.  Each Guarantor will, and will cause each of its Subsidiaries to, (i) maintain in effect its corporate existence and all registrations necessary therefore; provided that these restrictions shall not prohibit any transactions permitted by Section 11.10, (ii) take all reasonable actions to maintain all rights, privileges, titles to property, franchises and the like necessary in the normal conduct of its business, activities or operations; and (iii) maintain or cause to be maintained in good repair, working order and condition (normal wear and tear excepted) all properties used in their business; provided, however, that no Guarantor nor any of its respective Subsidiaries shall be prevented from discontinuing those operations (including through the transfer or dissolution of a Subsidiary) or suspending the maintenance of those properties (including through the sale thereof) which, in the reasonable judgment of the Company are no longer necessary in the conduct of such Guarantor ’s business, or that of its Subsidiaries; and provided, further, that such discontinuation of operations or suspension of maintenance shall not be materially disadvantageous to the Lenders.

11.2  Compliance with Law.  Each Guarantor will, and will cause each of its Subsidiaries to, (a) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws) of Governmental Authorities and all agreements binding on or affecting such Guarantor or such Subsidiary or any of their respective properties, except where (i) the necessity of compliance therewith is being contested in good faith by appropriate proceedings and for which adequate reserves have been made if required in accordance with GAAP and (ii) such failure to comply could not reasonably be expected to result in a Material Adverse Effect, (b) timely file all required tax returns and pay and discharge at or before maturity all of its material obligations (including tax liabilities, except where the same are contested in good faith and by appropriate proceedings and against which adequate reserves are being maintained to the extent required by GAAP and where the failure to pay or discharge such obligations or liabilities would not result in a Material Adverse Effect) and (c) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) maintain all of its property used or useful in its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain insurance with respect to its property and businesses against loss and damage of the kinds and in the amounts customary in the industry in which such Guarantor operates.

11.3  Payment of Taxes and Claims.  Each Guarantor shall, and shall cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its property in respect of any of its franchises, businesses, income or profits before any penalty or interest accrues thereon, and pay all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon its property; provided, however, that any such payment shall not be required unless the failure to make such payment would have a material adverse effect upon the financial condition of such Guarantor and its Subsidiaries considered as one enterprise or a material adverse effect on the performance of such Guarantor’s obligations hereunder; and provided, further, that no such charge or claim need be paid while it is being contested in good faith by appropriate proceedings and if appropriate reserves or other provisions shall have been made therefor.

11.4  Governmental Authorizations.  Each Guarantor will, and will cause each of its Subsidiaries to, promptly from time to time obtain and maintain in full force and effect all licenses, consents, authorizations and approvals of, and make all filings and registrations with, any Governmental Authority necessary under the laws of Brazil, the Cayman Islands for the making and performance by it of this Agreement and the other Loan Documents except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

11.5  Financial Statements, Etc.  Each Guarantor shall provide the following reports and other information to the Administrative Agent and each other Beneficiary:

(a)    an English language version or summary of the annual audited financial statements for Raizen on a combined consolidated basis prepared in accordance with GAAP promptly upon such financial statements becoming available but not later than 120 days after the close of its fiscal year ending March 31;

(b)    an English language version or summary of the unaudited quarterly financial statements for Raizen on a combined consolidated basis, prepared in accordance with GAAP promptly upon such financial statements becoming available but not later than 60 days after the close of each fiscal quarter (other than the last fiscal quarter of its fiscal year);

(c)     Litigation and Material Adverse Effect.  Promptly, and in any event within 30 calendar days after any officer of any Guarantor or any of its respective Subsidiaries obtains actual knowledge thereof, notice of (i) any litigation or governmental investigation or proceeding pending against such Guarantor or any of its respective Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Loan Document, or (ii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)     Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to any Guarantor or any of its respective Subsidiaries as any Beneficiary may reasonably request.

Delivery of the above reports to the Administrative Agent and each other Beneficiary is for informational purposes only and the Administrative Agent’s or such Beneficiary’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the compliance of any Guarantor with any the covenants in this Guaranty.

If any Guarantor makes available the reports described in clauses (a) and (b) on such Guarantor’s website and notifies the Administrative Agent and each other Beneficiary in writing thereof, it will be deemed to have satisfied the reporting requirement set forth in such applicable clause.

11.6  Keeping of Books; Visitation Rights.  Each Guarantor will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Guarantor and such Subsidiary in accordance with GAAP and (b) permit representatives of any Beneficiary, during normal business hours, at their own cost and expense (provided that, if an Event of Default has occurred and is continuing such Guarantor shall indemnify each Lender and the Administrative Agent for such costs and expenses) and following reasonable prior notice (provided that, if an Event of Default has occurred and is continuing, no such notice shall be required), to examine, copy and make extracts from its books and records, to inspect its property, and to discuss its business and affairs with its officers and accountants.

11.7  Ranking.  Each Guarantor will promptly take all actions as may be necessary to ensure that the payment obligations of such Guarantor under this Agreement will at all times constitute unsubordinated general obligations of such Guarantor ranking at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Guarantor.

11.8  Transactions With Affiliates.  Each Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Guarantor or such Subsidiary, other than themselves or any such Subsidiaries, (an “Affiliate Transaction”) unless the terms of such Affiliate Transaction are no less favorable to the Guarantor or such Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s length dealings with a person who is not an Affiliate.

11.9  Negative Pledge.  No Guarantor will, or permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it or on any Equity Interests of any Subsidiary, securing any obligation unless contemporaneously therewith effective provision is made to secure this Guaranty equally and ratably with such obligation for so long as such obligation is so secured.  The preceding sentence will not require any Guarantor or any of its Subsidiaries to equally and ratably secure the this Guaranty if the Lien consists of the following:

(a)    any Lien existing on the date of this Guaranty, and any extension, renewal or replacement thereof or of any Lien in clause (b), (c) or (d) below; provided, however, that the total amount of Indebtedness so secured is not increased;

(b)    any Lien on any property or assets (including Capital Stocks of any Person) securing Indebtedness incurred solely for purposes of financing the acquisition, construction or improvement of such property or assets after the date of this Guaranty; provided that (A) the aggregate principal amount of Indebtedness secured by the Liens will not exceed (but may be less than) the cost (i.e., purchase price) of the property or assets so acquired, constructed or improved and (B) the Lien is incurred before, or within 365 days after the completion of, such acquisition, construction or improvement and does not encumber any other property or assets of such Guarantor or such Subsidiaries; and provided, further, that to the extent that the property or asset acquired is Capital Stock, the Lien also may encumber other property or assets of the Person so acquired;

(c)    any Lien securing Indebtedness for the purpose of financing all or part of the cost of the acquisition, construction or development of a project; provided that the Liens in respect of such Indebtedness are limited to assets (including Capital Stock of the project entity) and/or revenues of such project; and provided, further, that the Lien is incurred before, or within 365 days after the completion of, that acquisition, construction or development and does not apply to any other property or assets of such Guarantor or such Subsidiary;

(d)    any Lien existing on any property or assets of any Person before that Person’s acquisition (in whole or in part) by, merger into or consolidation with such Guarantor or any of its Subsidiaries after the date of this Guaranty; provided that the Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation;

(e)    any Lien imposed by law that was incurred in the ordinary course of business, including, without limitation, carriers’, warehousemen’s and mechanics’ liens and other similar encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(f)    any pledge or deposit made in connection with workers’ compensation, unemployment insurance or other similar social security legislation, any deposit to secure appeal bonds in proceedings being contested in good faith to which such Guarantor or any of its Subsidiaries is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Guarantor or such Subsidiary is a party or deposits for the payment of rent, in each case made in the ordinary course of business;

(g)    any Lien in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Guarantor or any of its Subsidiaries in the ordinary course of business;

(h)    any Lien securing taxes, assessments and other governmental charges, the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which such reserves or other appropriate provisions, if any, have been established as required by GAAP;

(i)    minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or assets or minor imperfections in title that do not materially impair the value or use of the property or assets affected thereby, and any leases and subleases of real property that do not interfere with the ordinary conduct of the business of such Guarantor or any of its Subsidiaries, and which are made on customary and usual terms applicable to similar properties;

(j)    any rights of set-off of any Person with respect to any deposit account of such Guarantor or any of its Subsidiaries arising in the ordinary course of business;

(k)    any Liens granted to secure borrowings from, directly or indirectly, (A) Banco Nacional de Desenvolvimento Econômico e Social–BNDES, or any other Brazilian governmental development bank or credit agency or (B) any international or multilateral development bank, government-sponsored agency, export-import bank or official export-import credit insurer;

(l)    any Liens on the inventory or receivables of any Raizen Parent Entity or any of their respective Subsidiaries securing the obligations of such Person under any lines of credit or working capital facility or in connection with any structured export or import financing or other trade transaction; provided that the aggregate principal amount of Indebtedness incurred by the Borrower, any Applicable Parent or any of their respective Subsidiaries that is secured by receivables that will fall due in any calendar year shall not exceed (A) with respect to transactions secured by receivables from export sales, 80% of Raizen’s combined consolidated gross revenues from export sales for the immediately preceding calendar year or (B) with respect to transactions secured by receivables from domestic (Brazilian) sales, 80% of Raizen’s combined consolidated gross revenues from sales within Brazil for the immediately preceding calendar year; and provided, further, that Advance Transactions will not be deemed transactions secured by receivables for purpose of the above calculation;

(m)    Liens securing Hedging Agreements; provided such Hedging Agreements are entered into for bona fide, non-speculative purposes;

(n)    any Liens securing obligations under the documentation governing the establishment and operation of the Joint Venture pursuant to which such Guarantor will pledge, among others, certain dividends, interest on capital and shares to Shell or its Affiliates; and

(o)    in addition to the foregoing Liens set forth in clauses (i) through (xiv) above, Liens securing Indebtedness of such Guarantor or any of its Subsidiaries (including, without limitation, guarantees of such Guarantor or any Subsidiary) which in aggregate principal amount, at any time of determination, do not exceed the greater of $200,000,000 and 15% of Raizen’s Total Consolidated Assets; provided, that after the consummation of the Joint Venture and during the period the assets of Raizen Upstream and Raizen Downstream. are permitted to be consolidated in the calculation of Total Consolidated Assets in a manner substantially consistent (as adjusted to reflect the then current equity ownership in such entity) with the consolidation of such assets on the date the Joint Venture is consummated, Liens securing Indebtedness of such Guarantor or any of its Subsidiaries permitted pursuant to this clause (xv) shall not, together with all similar Liens securing Indebtedness of any Applicable Parent or any of its other Subsidiaries, exceed 7.5% of Raizen’s Total Consolidated Assets .

11.10  Limitation on Consolidation, Merger or Transfer of Assets.  Each Guarantor will not, and will not permit any of its Subsidiaries (other than the Borrower), to consolidate with or merge with or into, or sell, convey, transfer, dispose of or lease all or substantially all of its assets to, any Person, unless:

(a)    in the case of any Guarantor, the surviving Person (if not such Guarantor) will be a Person organized and existing under the laws of Brazil, or the United States of America, any State thereof or the District of Columbia, or any other country that is a member country of the European Union or of the Organization for Economic Co-operation and Development on the date of this Guaranty, and such Person expressly assumes, by an assignment and assumption to this Guaranty, executed and delivered to the Administrative Agent, all the obligations such Guarantor under this Guaranty;

(b)    in the case of any Guarantor, the surviving Person (if not such Guarantor), if not organized and existing under the laws of Brazil, undertakes, in such assignment and assumption, to pay such Additional Amounts in respect of principal (and premium, if any) and interest as may be necessary in order that every net payment made in respect of this Guaranty after deduction or withholding for or on account of any present or future tax, duty, assessment or other governmental charge imposed by such other country or any political subdivision or taxing authority thereof or therein will not be less than the amount of principal (and premium, if any) and interest then due and payable on the Loans and this Guaranty subject to the same exceptions set forth under Sections 7;

(c)    immediately prior to such transaction and immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing; and

(d)    such Guarantor will have delivered to the Administrative Agent and each other Beneficiary an officers’ certificate and an opinion of independent legal counsel, each stating that such consolidation, merger or transfer and such assignment and assumption, if any, comply with this Guaranty.

The Administrative Agent and each other Beneficiary shall be entitled to rely exclusively on and will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in this Section 11.10, in which event it will be conclusive and binding on the Lenders.

Notwithstanding anything to the contrary contained herein, this Section 11.10 will not apply to the consummation of the Joint Venture or the Corporate Restructuring.

11.11  Obligations to Be Secured in Certain Events.  If, upon any such consolidation of any Guarantor or any of its Subsidiaries with or merger of such Guarantor or any of its Subsidiaries into any other corporation, or upon any conveyance, lease or transfer of the property of such Guarantor or any Subsidiary substantially as an entirety to any other Person, any property or assets of such Guarantor or such Subsidiary would thereupon become subject to any Lien, then unless such Lien could be created pursuant to Section 11.9 without equally and ratably securing this Guaranty, such Guarantor or such Subsidiary, prior to or simultaneously with such consolidation, merger, conveyance, lease or transfer, shall as to such property or assets, secure the Obligations (together with, if such Guarantor so determines, any other Indebtedness of such Guarantor now existing or hereinafter created which is not subordinate in right of payment to the

Obligations) equally and ratably with or prior to the Indebtedness which upon such consolidation, merger, conveyance, lease or transfer is to become secured as to such property or assets by such Lien, or shall cause such Obligations to be so secured.  Notwithstanding anything to the contrary, this Section 11.11 shall not apply to the consummation of the Joint Venture or the Corporate Restructuring.

12.  Continuing Guaranty.  This is a continuing guaranty and applies to all Obligations whenever arising.  This Guaranty is irrevocable and will remain in full force and effect until the payment in full of the Obligations and all amounts payable hereunder and the termination of all of the agreements relating to the Obligations.

13.  Guaranty Enforceable By Administrative Agent.  Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Beneficiaries agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Majority Lenders and that no other Beneficiary shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Beneficiaries upon the terms of this Guaranty.  It is understood and agreed that the agreement in this Section 13 is among and solely for the benefit of the Beneficiaries and that, if the Majority Lenders so agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Beneficiary.

14.  Amendments, Etc.  No amendment or waiver of any provision of this Guaranty, and no consent to departure by any Guarantor herefrom, will in any event be effective unless the same is in writing and signed by the Majority Lenders, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

15.  Addresses.  All notices and other communications provided for hereunder will be in writing (including telecopier communication), and mailed, telecopied or delivered to it, if to any Guarantor, at its address at Cosan S.A. Indústria e Comércio, Av. Pres. Juscelino Kubitschek, 1327, 4º andar, 04543-011 – São Paulo, SP, Brasil, Attention: Marcelo Martins, Facsimile: (55 11) 3897-9799; with a copy to: Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, USA, Attention: Manuel Garciadiaz, Esq., Facsimile: (212) 450-4800, and if to the Administrative Agent, at its address at Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, 7th Floor, Brooklyn, NY 11201, USA, Attention: Sean Marshall, or, as to either party, at such other address as is designated by such party in a written notice to the other party.  All such notices and other communications will, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively; provided that notices and communications to any Guarantor pursuant to Section 1 shall not be effective until received by such Guarantor.

16.  Guarantor’s Credit Decision, Etc.  Each Guarantor has, independently and without reliance on the Administrative Agent or any other Beneficiary and based on such documents and information as such Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.  Each Guarantor has adequate means to obtain from the Borrowers and each other Guarantor on a continuing basis information concerning the financial condition, operations and business of the Borrowers and each other Guarantor, and such Guarantor is not relying on the Administrative Agent or any other Beneficiary to provide such information now or in the future.  Each Guarantor acknowledges that it will receive substantial direct and indirect benefit from the extensions of credit contemplated by this Guaranty.

17.  Contribution.  At any time a payment in respect of the Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Obligations have been irrevocably paid in full in cash, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 17 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guaranty.  As used in this Section 17:  (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Obligations arising under this Guaranty) on such date.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 17, each Guarantor who makes any payment in respect of the Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Obligations have been irrevocably paid in full in cash.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Majority Lenders.

18.  Judgment.   If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into a Non-USD Currency, each Guarantor agrees that the rate of exchange used will be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase U.S. Dollars with such Non-USD Currency on the business day preceding that on which final judgment is given.  The obligation of each Guarantor in respect of any sum due hereunder will, notwithstanding any judgment in a Non-USD Currency, be discharged only to the extent that on the date such Guarantor makes payment to the Administrative Agent of any sum adjudged to be so due in such Non-USD Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase U.S. Dollars with such Non-USD Currency; if the U.S. Dollars so purchased are less than the sum originally due to the Administrative Agent in U.S. Dollars, each Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss.

19.  Governing Law; Jurisdiction, Service of Process and Venue.

(a)  Governing Law.  This Guaranty and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate in any way to this Guaranty, or the negotiation, execution or performance of this Guaranty or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law

(b)  Submission to Jurisdiction.  Each Guarantor and each Beneficiary irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any applicable appellate court, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims with respect to any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)  Process Agent.  Each Guarantor irrevocably appoints National Corporate Research, Ltd. (the “Process Agent”), with an office on the date hereof at 10 East 40th Street, 10th floor, New York, NY 10016, United States or such other process agent reasonably satisfactory to the Administrative Agent and the Lenders (the “Process Agent”), as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of such Guarantor and its property and revenues service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York, and such Guarantor agrees that the failure of the Process Agent to give any notice of any such service of process to such

Guarantor shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon.

(d)  Alternative Process.  Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any other Beneficiary to serve any such process or summonses in any other manner permitted by applicable law.

20.  Waiver of Immunity.  To the extent that any Guarantor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Guaranty.

21.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

22.  USA PATRIOT Act.  Each Beneficiary subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Guarantor that pursuant to the requirements of the Act it required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Beneficiary to identify such Guarantor in accordance with the Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

RAIZEN COMBUSTÍVES S.A.

By:
Name:
Title:

RAIZEN ENERGIA S.A.

By:
Name:
Title:

Agreed and acknowledged (solely for the purposes
of Sections 19 and 21 hereof) by:

MORGAN STANLEY SENIOR FUNDING, INC.

By:
Name:
Title:

EXHIBIT F-1

[FORM OF OPINION OF SPECIAL
CAYMAN ISLANDS COUNSEL TO THE OBLIGORS]

The addressees set out in the Schedule

[date] April 2011

Dear Sirs

Cosan Cayman Limited

We have acted as counsel as to Cayman Islands law to Cosan Cayman Limited (the "Company") in connection with the loan facility being made available to the Company by Morgan Stanley Bank, N.A. (the “Lender”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 10 March 2011.

1.2	The written resolutions of the Board of Directors of the Company dated [__] 2011 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A Certificate of Good Standing issued by the Registrar of Companies (the "Certificate of Good Standing").

1.4	A certificate from a Director of the Company a copy of which is annexed hereto (the "Director's Certificate").

1.5	The Term Loan Agreement dated 1 April 2011 entered into between the Company, the Lenders party thereto and Morgan Stanley Senior Funding, Inc, as Administrative Agent, (the "Transaction Document").

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the

Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
The Transaction Document has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2
The Transaction Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the law of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3
The choice of the law of the State of New York as the governing law of the Transaction Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdictions (other than the Cayman Islands) as a matter of the law of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.4
Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.5	All signatures, initials and seals are genuine.

2.6
The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Document.

2.7
There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the law of the State of New York.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Transaction Document.

3.3
The execution and delivery of the Transaction Document and the performance by the Company of its obligations thereunder do not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force.

3.4
The execution, delivery and performance of the Transaction Document have been authorised by and on behalf of the Company and, assuming the Transaction Document has been executed and unconditionally delivered by [include name of person authorised to execute the Transaction Document in the Resolutions], the Transaction Document has been duly executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

3.5
No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)	the creation, execution or delivery of the Transaction Document by the Company;

(b)	subject to the payment of the appropriate stamp duty, enforcement of the Transaction Document against the Company; or

(c)	the performance by the Company of its obligations under the Transaction Document.

3.6
No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a)	the execution or delivery of the Transaction Document;

(b)	the enforcement of the Transaction Document; or

(c)	payments made under, or pursuant to, the Transaction Document.

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.7	The courts of the Cayman Islands will observe and give effect to the choice of the law of the State of New York as the governing law of the Transaction Document.

3.8
Based solely on our search of the Register of Writs and Other Originating Process (the "Court Register") maintained by the Clerk of the Court of the Grand Court of the Cayman Islands from the date of incorporation of the Company to [  ] April 2011 (the "Litigation Search"), the Court Register disclosed no writ, originating summons, originating motion, petition, counterclaim nor third party notice ("Originating Process") nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is a defendant or respondent.

3.9
Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the State of New York, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

3.10
It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Document that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

3.11
The appointment by the Company in the Transaction Document of an agent to accept service of process in the State of New York is legal, valid and binding on the Company assuming the same is true under the governing law of the Transaction Document.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1
The term "enforceable" as used above means that the obligations assumed by the Company under the Transaction Document are of a type which the courts of the Cayman Islands will enforce.  It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular:

(a)
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)
enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)
the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)
the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Document in matters where they determine that such proceedings may be tried in a more appropriate forum;

(h)
we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Document to the extent that they purport to grant exclusive jurisdiction to the courts of a particular jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(i)
a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Transaction Document whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2010 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	Applicable court fees will be payable in respect of the enforcement of the Transaction Document.

4.3	Cayman Islands stamp duty may be payable if the original Transaction Document is brought to or executed in the Cayman Islands.

4.4	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.5	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.6
A certificate, determination, calculation or designation of any party to the Transaction Document as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.7
The Litigation Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court Rules or best practice of the Clerk of the Courts' office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all).

4.8
In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice.  Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.9
We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.10	We make no comment with regard to the references to foreign statutes in the Transaction Document.

4.11
We note that it is contemplated that the Transaction Document will be dated "as of" a certain date.  Whilst parties to an agreement may agree as a matter of contract, inter se, that the rights and obligations therein contained should, in so far as the same may be possible, take effect from a date prior to the date of execution and delivery, if as a matter of fact that agreement was executed and delivered after the date "as of" which it is expressed to be executed and delivered, the agreement only comes into effect on the actual date of execution and delivery and, with respect to third parties, the agreement in so far as the rights of third parties may be available thereunder, takes effect only from the actual date of execution and delivery.

We express no view as to the commercial terms of the Transaction Document or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.

This opinion is addressed to and is for the benefit solely of the addressees (together with any assignee permitted under Section 12.04 of the Transaction Document) and may not be relied upon by, or disclosed to, any other person without our prior written consent.

Yours faithfully

Maples and Calder

Schedule
Addressees

Banco Santander (Brasil) S.A. – Grand Cayman Branch, as Lender
Av. Juscelino Kubitschek,
2235 - 26º andar
04543-011 São Paulo SP, Brasil

Banco Bradesco S.A., Grand Cayman Branch, as Lender
DMS House 3rd Floor
20 Genesis Close
P.O. Box 1818
KY1-1109 Grand Cayman, Cayman Islands

Morgan Stanley Bank, N.A., as Lender
1 Pierrepont Plaza, 7th Floor
Brooklyn, NY 11201, USA
Attention: Sean Marshall
Fax: (718) 754-2095

Morgan Stanley Senior Funding, Inc., as Administrative Agent
1 Pierrepont Plaza, 7th Floor
Brooklyn, NY 11201, USA
Attention: Sean Marshall
Fax: (718) 754-2095

Cosan Cayman Limited
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

[date] April 2011
To:   Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

Cosan Cayman Limited (the "Company")

I, [ ], being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law.  Capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that:

1	The Memorandum and Articles of Association of the Company as adopted or registered on 10 March 2011 remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Transaction Document.

3	The Resolutions were signed by all the directors in the manner prescribed in the Articles of Association of the Company.

4
The authorised share capital of the Company is US$50,000 divided into 50,000 shares of US$1.00 par value each.  The issued share capital of the Company is 1 share of US$1.00, which has been issued and is fully paid up.

5
The shareholders of the Company have not restricted or limited the powers of the directors in any way.  There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Document.

6	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7	The directors of the Company at the date of the Resolutions and at the date hereof were and are as follows:

Rubens Ometto Silveira Mello

Marcos Marinho Lutz

Marcelo Eduardo Martins

Marcelo de Souza Scarcela Portela.

8
The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9
Prior to, at the time of, and immediately following the execution of the Transaction Document the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Transaction Document for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10
Each director considers the transactions contemplated by the Transaction Document to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11
To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction.  Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company.  Nor has any receiver been appointed over any of the Company's property or assets.

12	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

13	The Company has no employees.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:
Director:

EXHIBIT F-2

[FORM OF OPINION OF SPECIAL
NEW YORK COUNSEL TO THE OBLIGORS]

April [●], 2011

To: Morgan Stanley Senior Funding, Inc., as Administrative Agent
and each of the Lenders listed on the signature pages
of the Term Loan Agreement referred to below

Ladies and Gentlemen:

We have acted as special counsel for (i) Cosan Cayman Limited, a Cayman Islands corporation (the “Borrower”) and (ii) Cosan S.A. Industria e Comercio, a Brazilian corporation (the “Parent” and, together with the Borrower, the “Loan Parties), in connection with the $450,000,000 Term Loan Agreement dated as of the date hereof (the “Term Loan Agreement”) between the Borrower, the lenders party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc. as Administrative Agent (the “Administrative Agent”).  Terms used (but not defined) herein have the meanings assigned to them in the Term Loan Agreement.

We have reviewed executed copies of:

(a)           the Term Loan Agreement;

(b)           the Notes issued on the date hereof (the “Notes”); and

(c)           the Cosan Guarantee Agreement dated as of the date hereof (the “Parent Guaranty”) of the Parent as acknowledged and agreed by the Administrative Agent.

The documents listed in items (a) through (c) above are hereinafter referred to as the “Loan Documents”.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and certificates of public officials and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.  In addition, we have relied as to certain matters of fact upon the representations of the Loan Parties contained in the Loan Documents.

Based on the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that:

1.    The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party require no action by or in respect of, or filing with, any governmental body, agency or official under United States federal or New York State law and do not contravene, or constitute a default under, any provision of (a) applicable United States federal or New York State law or regulation and (b) solely with respect to the Borrower, any agreement or instrument listed in Schedule I hereto (the “Specified Agreements”).

2.    Each of the Term Loan Agreement and the Parent Guaranty constitutes a valid and binding agreement of each Loan Party party thereto and each of the Notes constitutes a valid and binding obligation of the Borrower, in each case enforceable against such Loan Party in accordance with its terms.

3.    The borrowings under the Term Loan Agreement and the use of proceeds thereof as contemplated by the Term Loan Agreement do not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

4.    The choice of New York law as the governing law of each of the Loan Documents is a valid choice of law.

5.    None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.
The foregoing opinions are subject to the following assumptions and qualifications:

(a)    Our opinions in paragraph 1 and 2 above are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

(b)    We express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above or (ii) any provision of any Loan Document that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law by limiting the amount of any Loan Party’s obligations.

(c)    We express no opinion as to any provision in the Loan Documents that purports to indemnify any Person for its own gross negligence or willful misconduct.

(d)    We express no opinion as to provisions in the Loan Documents that purport to create rights of set-off in favor of participants or that provide for set-off to be made otherwise than in accordance with applicable laws.

(e)    We express no opinion as to provisions in the Loan Documents that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like.

(f)    We express no opinion as to whether a New York State or United States federal court would enforce the exclusivity of the jurisdiction of any New York State or United States federal court provided for in any Loan Document.

(g)    We express no opinion as to the validity, legally binding effect or enforceability of any provision of any Loan Document that permits a Lender to collect any portion of the stated principal amount of any Loan upon acceleration or prepayment thereof to the extent determined to constitute unearned interest.

(h)    We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Loan Documents.

(i)    We express no opinion as to the United States federal or any state securities laws.

(j)    We note the possible unenforceability in whole or in part of certain remedial provisions of the Loan Documents, although the inclusion of such provisions does not render any of the Loan Documents invalid and, subject, to the extent applicable, to Section 9-408(c) of the UCC, each of the Loan Documents contains, in our judgment, adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.

(k)    We express no opinion as to the creation, attachment, perfection or priority of any security interest.

(l)    The enforceability in the United States of Section 12.10 of the Term Loan Agreement is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

(m)    We express no opinion as to provisions in the Loan Documents which subject the Loan Parties to any claim for deficiency resulting from a judgment being rendered in a currency other than the currency called for in the Loan Documents, and we express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

(n)    We have assumed that (i) each Loan Party is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, (ii) each Loan Party has duly executed and delivered each Loan Document to which it is a party, (iii) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action on the part of such Loan Party and do not contravene the articles or certificate of incorporation or bylaws or other constitutive documents of such Loan Party and (iv) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party do not contravene, or constitute a default under, any law, rule or regulation (other than United States federal and New York State laws, rules and regulations) or any order, injunction, decree, agreement, contract or instrument (other than the Specified Agreements) to which it is a party or by which it is bound.

(o)    In expressing the foregoing opinions, we have as to all matters other than those governed by the laws of the State of New York and the Federal laws of the United States, relied without independent investigation on the opinion of Maples & Calder and Barbaros, Mussnich & Aragao, forms of which are attached to the Term Loan Agreement, and our opinion is subject in all respects to the assumptions, qualifications and exceptions contained in such opinions.

(p)    We express no opinion on the effectiveness of any service of process made other than in accordance with applicable law.

(q)    We express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which the Lender is located which may limit the rate of interest that the Lender may charge or collect.

(r)    As to various provisions in the Loan Documents that grant the Lender or the Depositary certain rights to make determinations or take actions in their discretion, we assume that such discretion will be exercised in good faith and in a commercially reasonable manner.
The foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

This opinion is delivered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person (other than an assignee permitted under Section 12.04 of the Term Loan Agreement) without our prior written consent.

Very truly yours,

EXHIBIT F-3

[FORM OF OPINION OF SPECIAL BRAZILIAN
COUNSEL TO THE OBLIGORS]

São Paulo, April __, 2011.

TO
MORGAN STANLEY SENIOR FUNDING, INC.,
in its capacity as Administrative Agent and each of the Lenders under the Term Loan Agreement (as defined below)
1 Pierrepont Plaza , 7th floor
Brooklyn, NY 11201
Attn.:   Sean Marshall
Telecopier:   718-7542095

Re.:      Term Loan Agreement

Dear Sirs,

Strictly limited to issues concerning Brazilian Law, we have acted as Brazilian counsel for Cosan S.A. Indústria e Comércio (“Cosan Brazil”) in connection with the US$450,000,000 Term Loan Agreement dated as of April 1, 2011  (“Term Loan Agreement”) by and among Cosan Cayman Limited, as borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, (in such capacity, the “Administrative Agent”), Banco Santander (Brasil) S.A. – Grand Cayman Branch, Banco Bradesco S.A., Grand Cayman Branch and Morgan Stanley Bank N.A., as lenders, and the lenders from time to time party to the Term Loan Agreement.

This opinion is delivered to you pursuant to Section 6.01(vi)(C) of the Term Loan Agreement.

For the purposes of giving this opinion, we have examined or relied upon copies of execution versions of the following documents (the “Transaction Documents”):

(i)    the Term Loan Agreement; and

(ii)   the Cosan Guarantee Agreement dated as of April __, 2011 granted by Cosan Brazil and as acknowledged and agreed by the Administrative Agent.

We have also examined the By-laws (Estatuto Social) of Cosan Brazil in effect on the date hereof and relevant minutes of the Board of Directors, as we have deemed necessary as a basis for such opinion.

Defined expressions used with capital letters in this opinion shall have the same meaning defined in the Transaction Documents, except if otherwise defined.

Based on the foregoing and subject to the reservations and qualifications set forth below, it is our opinion that:

1.    Cosan Brazil is a sociedade por ações duly organized and validly existing under the laws of Brazil.

2.     The execution, delivery and performance by Cosan Brazil of each Transaction Document to which it is a party, are within its corporate powers and have been duly authorized by all necessary corporate actions. Cosan Brazil has duly executed and delivered each Transaction Document to which it is a party.

3.    The execution, delivery and performance by Cosan Brazil of each Transaction Document to which it is a party require no action by or in respect of, or filing with, any governmental body, agency or official under Brazilian law and do not (i) contravene, or constitute a default under, any provision of (a) applicable Law or (b) By-laws or other constitutive documents of Cosan Brazil.

4.    The choice of New York law as the governing law of the Transaction Documents is acceptable under Brazilian Law and may be recognized and given effect by the courts of Brazil.

5.    Any final judgment against a Brazilian party in any foreign court will only be enforceable in the courts of Brazil if previously confirmed by the Superior Court of Justice of Brazil, such confirmation only occurring if such final judgment: (i) fulfils all formalities required for its enforceability under the laws of the country wherein it was issued; (ii) is issued by a competent court in the jurisdiction where it was awarded after proper service of process was made on the relevant party in accordance with the law of such jurisdiction; (iii) is final and conclusive and therefore, not subject to appeal in the jurisdiction in which it was rendered; (iv) is for the payment of a determined amount of money, in case any payment, indemnity or reimbursement is requested; (v) is authenticated by a Brazilian Consulate having jurisdiction wherein it was issued; (vi) does not violate rules of due process of law, and is not contrary to Brazilian public policy, national sovereignty or morality (as provided in Article 17 of the Law of Introduction to the Brazilian Civil Code), in which case such confirmation will occur without the re-examination of the merits of such judgment; (vii) is accompanied by a certified sworn translation of such judgment into Portuguese; and (viii) the applicable procedure under the law of Brazil with respect to the enforcement of foreign judgments is complied with.

For the purposes of this opinion, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified, electronic or facsimile copies. In addition, the opinions expressed in this letter are subject to the following qualifications and reservations:

A.    the due authorization, execution and delivery of the Transaction Documents by each of the parties therein (other than Cosan Brazil);

B.    that the performance of the Transaction Documents is within the capacity and powers of each of the parties therein (other than Cosan Brazil);

C.    the validity and enforceability of the Transaction Documents under the laws to which such instruments are expressed to be governed and, insofar, as any obligation expressed to be incurred under such instruments is to be performed in or is otherwise subject to the laws of any jurisdiction, the legality of such performance under the laws of such jurisdiction;

D.    that each of the parties therein (other than Cosan Brazil) has been duly organized and established and is validly existing under the laws of the jurisdiction of its incorporation at the date of execution of the Transaction Documents;

E.    that each of the parties therein (other than Cosan Brazil) has all necessary regulatory and other approvals, exemptions, licenses and authorizations to perform its obligations under such of Transaction Documents to which it is a party;

F.    we have assumed that there are no other documents, agreements or other arrangements involving Cosan Brazil that may in any way affect the opinions expressed herein;

G.    we have not conducted any independent due-diligence, have not made any investigation and have not verified the accuracy as to factual matters of each document we have reviewed, which are referred to above, and we have not independently verified any of the other information provided to us by Cosan Brazil for purposes of rendering this opinion;

H.    Brazilian courts only recognize and may hold foreign laws as a valid choice of law if such laws are not considered to be against Brazilian national sovereignty, public policy or morality (as provided in Article 17 of the Law of Introduction to the Brazilian Civil Code). There are precedents in which Brazilian courts apply Brazilian Law, despite the contractual choice of foreign law, if they consider that the contract was entered into in Brazil;

I.    the submission of the parties to the exclusive jurisdiction of a foreign court under any Transaction Document could lead a Brazilian court to consider itself an inconvenient venue for any suit, action or proceeding in connection with such Transaction Document;

J.    service of process upon Cosan Brazil, if made in Brazil, must be effected in accordance with Brazilian law;

K.    this opinion is not binding on Brazilian authorities or Brazilian courts, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a Brazilian authority and ultimately sustained by a Brazilian court;

L.     we do not express any opinion with respect to the financial, business, accounting or statistical statements or any other financial or any accounting statement of Cosan Brazil;

M.    this opinion is dated as of today and we expressly disclaim any responsibility to advise with respect to any development or circumstance of any kind, including any change of law or fact which may occur after the date of this opinion, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion;

N.    we also expressly disclaim any responsibility to advise with respect to any developments, modifications or circumstances of any kind involving any of the documents listed hereto occurring after the date hereof, even though such development or modification may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion;

O.    we express no opinion as to Brazilian Law aspects of any agreement, instruments or other documents other than the Transaction Documents and the By-laws (Estatuto Social) of Cosan Brazil. Furthermore, our engagement by Cosan Brazil has been limited to such specific matters as to which we have been consulted. Other than as a result of our review of the By-laws (Estatuto Social) of Cosan Brazil, we are not generally familiar with the legal or regulatory affairs of Cosan Brazil and we have not made any investigation concerning the activities and business in which they are currently engaged;

P.    this opinion is addressed solely for your benefit as a party to the Transactions Documents, including your successors and assigns in connection with the Transaction Documents, and shall be kept confidential. Therefore, this opinion may not be relied upon by you for any other purpose or relied upon by, furnished or transmitted to any other person, whether natural person, other legal entity or government body (other than your successors and assigns), and it may not be used for any purpose other than the stated herein, or quoted or otherwise referred to in any public document, filed with anyone, or in any other way made public, without our prior written consent, provided, however, that this opinion may be furnished by you to, but may not be relied on by, your legal advisors, accountants and auditors, in each case in connection with their audit and review activities; and

Q.    we are qualified to practice law in Brazil only and therefore the opinions expressed in this letter are limited to questions or issues arising under the laws of Brazil and precedents of Brazilian Courts and we have made no investigation of the laws of any country or jurisdiction other than Brazil and we do not express or imply any opinion thereon. Therefore, this opinion does not cover any questions/issues arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion.

Sincerely,

EXHIBIT G

[FORM OF PROCESS AGENT ACCEPTANCE]

APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

Reference is made to (i) the $450,000,000 Term Loan Agreement, dated as of April ___, 2011 (the “Term Loan Agreement”), between Cosan Cayman Limited (the “Borrower”), the Lenders party thereto and Morgan Stanley Bank, N.A., and (ii) the Guaranty, dated as of April ___, 2011 (the “Guarantee Agreement”), by Cosan S.A. Indústria e Comércio (the “Parent”) in favor of Morgan Stanley Bank, N.A. ((i) and (ii), collectively the “Agreements”).

Pursuant to Section 12.08(c) of the Term Loan Agreement and Section 17(c) of the Guaranty, each of the Borrower and the Parent hereby irrevocably appoints National Corporate Research, Ltd. (“NCR”) located at 10 E. 40th Street, 10th Floor, New York, NY 10016, as their agent for service of process in connection with any legal proceeding in the courts of the State of New York and of the Federal Courts of the United States of America sitting in the City or the State of New York relating to any suit, action or proceeding arising out of or relating to the Agreements.  The primary address for the receipt of process by NCR served under this appointment shall be 10 E. 40th Street, 10th Floor, New York, NY 10016. The Appointment shall be effective as of April ____, 2011 (the “Effective Date”).

The term of the appointment shall be in full force and effect upon the execution by NCR, the Borrower, and the Parent of this Appointment of Agent for Service of Process (the “Appointment”) as of the Effective Date, and shall remain valid until terminated in accordance with the terms and provisions of the Agreements. The appointment shall remain effective as of April ___, 2011 through April ___, 2013 plus a period of ninety (90) days (the “Term”).

The responsibility of NCR shall be to receive and forward the legal process received during the by a recognized national express courier service to the address of each of the Borrower and the Parent, set forth on the attached Schedule I. The Borrower and the Parent will provide NCR in writing with any changes to its address.  In the event that NCR is not advised of a change of address and is unable to deliver the legal process received at the address of record, NCR shall have no responsibility other than to return such legal process to the sender by first class mail.

Each of the Borrower and the Parent agrees to pay NCR the sum of two hundred dollars ($200.00) for the first year of the Appointment, and one hundred and twenty and five dollars (US$125.00) for each additional year of the term of the Appointment payable in advance for a total amount of six hundred and fifty dollars ($650.00).  The fee is not refundable, in full or in part, for any reason, including the premature ending of this Appointment. The Appointment is hereby irrevocable and unconditional during the Term.

NCR hereby agrees and acknowledges that in order to carry out its duties pursuant to this Appointment, it may, from time to time, be provided with certain confidential information.  NCR agrees that it will not divulge any such information unless required by law or official court order. This Appointment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State and without giving effect to principles of conflicts of law.

COSAN S.A. INDÚSTRIA E COMÉRCIO

By:
Name:
Title:

COSAN CAYMAN LIMITED

By:
Name:
Title:

NATIONAL CORPORATE RESEARCH, LTD.

By:
Name:
Title:

EXHIBIT H

[FORM OF ASSIGNMENT AND ASSUMPTION]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]n

3.	Borrower:	______________________________

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the administrative agent under the Loan Agreement

1  Select as applicable.

5.	Loan Agreement:	The $450,000,000 Term Loan Agreement dated as of April 1, 2011, among Cosan Cayman Limited, the Lenders parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent

6.	Assigned Interest:
Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans2
Commitment	$	$	%
Loan	$	$	%
	$	$	%

[7.	Trade Date:	______________]3

Effective Date:   _____________ ___, _____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNEE

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNOR

[NAME OF ASSIGNEE]

By:
Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC., as
  Administrative Agent

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.      Representations and Warranties.

1.1    Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated with respect to any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.04(a) or 8.04(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments.  From and after the Effective Date, the Administrative Agent shall make all payments with respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.